UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

TWO HARBORS INVESTMENT CORP.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

MERGER PROPOSED––YOUR VOTE IS VERY IMPORTANT

•          TWO and CrossCountry Mortgage Announce Amendment to Definitive Merger Agreement

•          TWO Common Stockholders to Receive $11.30 Per Share in Cash

•          Board of Directors unanimously recommends stockholders vote “FOR” the CCM Merger Proposal

May 4, 2026

To the Stockholders of Two Harbors Investment Corp.:

On April 28, 2026, Two Harbors Investment Corp., a Maryland corporation (“TWO”), entered into a First Amendment to the Agreement and Plan of Merger (the “Amendment”), by and among TWO, CrossCountry Intermediate Holdco, LLC, a Delaware limited liability company (“CCM”), and CrossCountry Merger Corp., a Maryland corporation and a wholly owned subsidiary of CCM (“Merger Sub”), to amend the terms of the previously disclosed Agreement and Plan of Merger, dated March 27, 2026 (the “Original CCM Merger Agreement” and, as it may be amended from time to time, including by the Amendment, the “CCM Merger Agreement”), by and among TWO, CCM and Merger Sub. The Amendment was entered into following the thorough evaluation by TWO’s board of directors (the “Board”) of an unsolicited competing proposal received on April 20, 2026 from UWM Holdings Corporation (“UWMC”). Pursuant to the CCM Merger Agreement, Merger Sub will merge with and into TWO (the “CCM Merger”) with TWO surviving the CCM Merger and continuing as a wholly owned subsidiary of CCM. The closing of the CCM Merger will occur as promptly as practicable following satisfaction of all closing conditions set forth in the CCM Merger Agreement, and either TWO or CCM may terminate the CCM Merger Agreement if closing has not occurred by March 27, 2027, subject to an extension under certain circumstances.

The Amendment, among other things, provides that, at the effective time of the CCM Merger (the “Effective Time”), each outstanding share of common stock, par value $0.01 per share, of TWO (“TWO Common Stock”) will be converted into the right to receive an amount in cash equal to $11.30 per share, an increase from the $10.80 per share consideration under the Original CCM Merger Agreement.

Subject to the terms and conditions of the CCM Merger Agreement, at the Effective Time, each outstanding share of TWO’s (i) 8.125% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share, (ii) 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share, and (iii) 7.25% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share (collectively, the “TWO Preferred Stock”), will remain issued and outstanding. Promptly after the Effective Time, TWO will deliver a notice of redemption to its preferred stockholders, in accordance with TWO’s Articles of Amendment and Restatement, and the Articles Supplementary thereto, and its Amended and Restated Bylaws. Following the Effective Time, when required in connection with the redemption of the TWO Preferred Stock, CCM, on behalf of TWO, will irrevocably set aside and deposit, separate and apart from its other funds, in trust for the benefit of the TWO preferred stockholders, cash in immediately available funds in the amount of $25.00 per outstanding share of TWO Preferred Stock, plus any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the redemption date (the “Preferred Stock Redemption Amount”). On the redemption date set forth in the notice of redemption, each share of TWO Preferred Stock will be redeemed for an amount in cash equal to the Preferred Stock Redemption Amount.

On or about April 20, 2026, TWO mailed to the TWO stockholders a definitive proxy statement (the “definitive proxy statement” and, together with this proxy supplement, the “proxy statement”) relating to a special meeting of its common stockholders to approve the CCM Merger, which will be held virtually. The time and date of the special meeting has not changed and remains May 19, 2026 at 10:00 a.m., Eastern Time. The record date for the special meeting has not changed and remains April 15, 2026. TWO common stockholders will be able to virtually attend and vote at the special meeting by visiting www.virtualshareholdermeeting.com/TWO2026SM. The TWO preferred stockholders are not entitled to vote on any of the matters at the special meeting.

At the special meeting, the TWO common stockholders will be asked to (i) consider and vote on a proposal to approve the CCM Merger (the “CCM Merger Proposal”), (ii) consider and vote on a non-binding advisory proposal to approve the compensation that may be paid or become payable to TWO’s named executive officers that is based on or otherwise relates to the CCM Merger (the “Non-Binding Compensation Advisory Proposal”), and (iii) approve the adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the CCM Merger Proposal (the “Adjournment Proposal”).

The Board unanimously recommends that the TWO common stockholders vote “FOR” the CCM Merger Proposal, “FOR” the Non-Binding Compensation Advisory Proposal and “FOR” the Adjournment Proposal.

The definitive proxy statement and this proxy supplement provide detailed information about the special meeting, the CCM Merger Agreement, the CCM Merger and other related matters. A copy of the Original CCM Merger Agreement is included as Annex A to the definitive proxy statement. A copy of the Amendment is included as Annex A to this proxy supplement. We encourage you to read the definitive proxy statement, this proxy supplement and their annexes, including the Original CCM Merger Agreement and the Amendment, carefully and in their entirety. You may also obtain more information about TWO from the documents it files with the Securities and Exchange Commission (the “SEC”).

Even if you plan to attend the special meeting, we urge you to authorize a proxy as promptly as possible by (i) accessing the Internet website specified on your proxy card, (ii) calling the toll-free number specified on your proxy card or (iii) completing, signing, dating and returning the proxy card accompanying the definitive proxy statement in the accompanying postage-paid envelope prior to the special meeting to ensure that your shares will be represented and voted at the special meeting. If you authorize a proxy to vote your shares through the Internet or by telephone, you will be asked to provide the company number and control number from the proxy card. If you attend the special meeting and vote your shares of TWO Common Stock via the special meeting website, your vote will revoke any proxy previously submitted.

Your vote is very important, regardless of the number of shares of stock you own. If you have any questions about the CCM Merger or the other matters to be voted on at the special meeting, how to submit your proxy, or need additional copies of the definitive proxy statement, this proxy supplement, the proxy card accompanying the definitive proxy statement or voting instructions, you should contact our proxy solicitor:

D.F. King & Co., Inc.
28 Liberty Street, 53rd Floor
New York, NY 10005
Email: TWO@dfking.com
Banks and Brokers, please call: (646) 677-2516
Toll-Free: (888) 887-0082

Whether or not you plan to attend the special meeting, please authorize a proxy to vote your shares of stock as promptly as possible to make sure that your shares are represented at the special meeting. Please note that the failure to vote, or authorize a proxy to vote, your shares is the equivalent of a vote against the CCM Merger Proposal.

Sincerely,

William Greenberg
President and Chief Executive Officer
Two Harbors Investment Corp.

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the CCM Merger, or passed upon the adequacy or accuracy of the proxy statement. Any representation to the contrary is a criminal offense.

PROXY SUPPLEMENT

INTRODUCTION AND EXPLANATORY NOTE

Except as described in this proxy supplement, the information provided in the definitive proxy statement dated April 20, 2026 (the “definitive proxy statement”) previously mailed to stockholders of Two Harbors Investment Corp., a Maryland corporation (“TWO”), on or about April 20, 2026, continues to apply. This proxy supplement, the annexes to this proxy supplement and the documents referred to herein should be read in conjunction with the definitive proxy statement, the annexes to the definitive proxy statement and the documents incorporated by reference therein, each of which should be read in its entirety. To the extent that information in this proxy supplement differs from, updates or conflicts with information contained in the definitive proxy statement, the information in this proxy supplement is more current and supersedes the information in the definitive proxy statement. The definitive proxy statement is available on the Securities and Exchange Commission’s (the “SEC”) website at www.sec.gov. If you need another copy of the definitive proxy statement, please contact our proxy solicitor:

D.F. King & Co., Inc.
28 Liberty Street, 53rd Floor
New York, NY 10005
Email: TWO@dfking.com
Banks and Brokers, please call: (646) 677-2516
Toll-Free: (888) 887-0082

On April 28, 2026, TWO entered into a First Amendment to the Agreement and Plan of Merger (the “Amendment”), by and among TWO, CrossCountry Intermediate Holdco, LLC, a Delaware limited liability company (“CCM”), and CrossCountry Merger Corp., a Maryland corporation and a wholly owned subsidiary of CCM (“Merger Sub”), to amend the terms of the previously disclosed Agreement and Plan of Merger, dated March 27, 2026 (the “Original CCM Merger Agreement” and, as it may be amended from time to time, including by the Amendment, the “CCM Merger Agreement”), by and among TWO, CCM and Merger Sub. The Amendment was entered into following the thorough evaluation by TWO’s board of directors (the “Board”) of an unsolicited competing proposal received on April 20, 2026 from UWM Holdings Corporation (“UWMC”). Pursuant to the CCM Merger Agreement, Merger Sub will merge with and into TWO (the “CCM Merger”) with TWO surviving the CCM Merger and continuing as a wholly owned subsidiary of CCM. The Amendment, among other things, provides that, at the effective time of the CCM Merger (the “Effective Time”), each outstanding share of common stock, par value $0.01 per share, of TWO (“TWO Common Stock”) will be converted into the right to receive an amount in cash equal to $11.30 per share (the “Amended CCM Merger Consideration”), an increase from the $10.80 per share consideration under the Original CCM Merger Agreement.

This proxy supplement contains information relating to the previously announced special meeting of TWO common stockholders. The time and date of the special meeting has not changed and remains May 19, 2026 at 10:00 a.m., Eastern Time. TWO common stockholders will be able to virtually attend and vote at the special meeting by visiting www.virtualshareholdermeeting.com/TWO2026SM for the following purposes:

1.	to consider and vote on a proposal to approve the CCM Merger (the “CCM Merger Proposal”);

2.
to consider and vote on a non-binding advisory proposal to approve the compensation that may be paid or become payable to TWO’s named executive officers that is based on or otherwise relates to the CCM Merger (the “Non-Binding Compensation Advisory Proposal”); and

3.
to consider and vote on a proposal to approve any adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event there are insufficient votes for, or otherwise in connection with, the approval of the CCM Merger Proposal (the “Adjournment Proposal”).

TWO will transact no other business at the special meeting or any adjournment or postponement thereof. The Board previously fixed the close of business on April 15, 2026 as the record date for the determination of TWO common stockholders entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. The record date for the special meeting has not changed and remains April 15, 2026. Accordingly, only TWO common stockholders at the close of business on that date are entitled to vote at the special meeting and any adjournments or postponements thereof.

You are urged to read carefully this proxy supplement together with the definitive proxy statement.

The Board unanimously recommends that the TWO common stockholders vote “FOR” the CCM Merger Proposal, “FOR” the Non-Binding Compensation Advisory Proposal and “FOR” the Adjournment Proposal.

UPDATE TO QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE CCM MERGER

The following questions and answers are intended to address certain commonly asked questions regarding the CCM Merger Agreement, the CCM Merger and the special meeting described in the definitive proxy statement and this proxy supplement. You should carefully read and consider the more detailed information contained elsewhere in this proxy supplement and the definitive proxy statement, as well as the additional documents to which each of them refers or which each of them incorporates by reference, including the Original CCM Merger Agreement, a copy of which is attached to the definitive proxy statement as Annex A, and the Amendment, a copy of which is attached to this proxy supplement as Annex A. The following information supplements and, where applicable, replaces the corresponding questions and answers under the heading “Questions and Answers About the Special Meeting and the CCM Merger” beginning on page 1 of the definitive proxy statement.

The CCM Merger

Q:	Why is TWO filing this supplement to the definitive proxy statement dated April 20, 2026?

A:
TWO is filing this proxy supplement to the definitive proxy statement because, on April 28, 2026, TWO, CCM and Merger Sub entered into the Amendment, which amended the Original CCM Merger Agreement. This proxy supplement provides information about the changes to the proposed CCM Merger as a result of the Amendment, including changes to the Original CCM Merger Agreement, and updates the definitive proxy statement which was previously filed with the SEC on April 20, 2026 and mailed to you on or about April 20, 2026.

Q:	What are the significant amendments to the Original CCM Merger Agreement?

A:
The Amendment, among other things, provides that, at the Effective Time, each outstanding share of TWO Common Stock will be converted into the right to receive the Amended CCM Merger Consideration, which is an amount in cash equal to $11.30 per share, an increase from the $10.80 per share consideration under the Original CCM Merger Agreement.

The Amendment provides that the termination fee payable under certain circumstances by TWO to CCM (the “Company Termination Fee”) is increased from $25.4 million to $50.0 million. In addition, the Amendment provides that TWO will refund CCM for the $25.4 million termination fee (the “UWM Termination Fee Refund”) paid by CCM on behalf of TWO in connection with the termination of the previously disclosed merger agreement with UWMC if the CCM Merger Agreement is validly terminated (i) by CCM as a result of an uncured material breach by TWO of its representations, warranties, covenants or agreements or (ii) in any circumstance in which the Company Termination Fee is payable as a result of UWMC or one of its affiliates entering into an agreement providing for a Superior Proposal.

The Amendment also adds a new closing condition for the benefit of TWO, requiring that consents with respect to certain business permits relating to TWO’s mortgage origination and servicing businesses shall have been obtained prior to the Effective Time.

Q:	What will I receive for my TWO Common Stock in the CCM Merger?

A:
If the CCM Merger is consummated, each outstanding share of TWO Common Stock that you own as of the record date (April 15, 2026) will be converted into the right to receive the Amended CCM Merger Consideration, which is an amount in cash equal to $11.30 per share.

Q:	How will TWO stockholders be affected by the CCM Merger?

A:	Under the terms of the CCM Merger Agreement:

•	each outstanding share of TWO Common Stock will be converted into the right to receive the Amended CCM Merger Consideration ($11.30 per share); and

•
each share of (i) 8.125% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “TWO Series A Preferred Stock”), (ii) 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “TWO Series B Preferred Stock”), and (iii) 7.25% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “TWO Series C Preferred Stock” and collectively, the “TWO Preferred Stock”), will be redeemed in accordance with TWO’s Articles of Amendment and Restatement, and the Articles Supplementary thereto, and TWO’s Amended and Restated Bylaws following the Closing of the CCM Merger. When required in connection with the redemption of the TWO Preferred Stock, CCM, on behalf of TWO, will irrevocably set aside and deposit, separate and apart from its other funds, in trust for the benefit of the holders of the TWO Preferred Stock, cash in immediately available funds in the amount of the Preferred Stock Redemption Amount. On the Preferred Stock Redemption Date, each share of TWO Preferred Stock will be redeemed for an amount in cash equal to the Preferred Stock Redemption Amount.

As such, after the CCM Merger is completed and the TWO Preferred Stock has been redeemed, TWO Common Stock and TWO Preferred Stock will no longer be listed on the New York Stock Exchange (“NYSE”) and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Q:	What happens if the CCM Merger is not completed?

A:
If the CCM Merger is not completed for any reason, TWO Common Stock will not be exchanged for the right to receive the Amended CCM Merger Consideration and the TWO Preferred Stock will not be redeemed. Instead, TWO will remain an independent public company and stockholders will continue to own their shares of TWO Common Stock and TWO Preferred Stock. Under certain circumstances, TWO may be required to pay CCM a termination fee and reimburse CCM for the amount of the UWM Termination Fee Refund, as described under “Summary of Amendment to the CCM Merger Agreement— Update to Termination Fee” beginning on page 28 of this proxy supplement.

Q:	I previously submitted a proxy. Do I need to vote again?

A:	It depends on which special meeting your prior proxy related to:

•
UWMC merger special meeting. If you previously submitted a proxy in connection with the special meeting that had been called to vote on the proposed UWMC merger, that proxy is void and will not be counted. The previously announced Agreement and Plan of Merger, dated December 17, 2025, with UWMC and a wholly owned subsidiary of UWMC, was terminated and the previously called special meeting for the UWMC merger has been canceled. You will need to submit a new proxy in order to have your shares voted at the special meeting for the CCM Merger.

•
CCM Merger special meeting. If you have already submitted a proxy in connection with the special meeting to vote on the CCM Merger, your proxy remains valid and will be voted at the special meeting in accordance with your instructions. You do not need to submit a new proxy unless you wish to change your vote. If you wish to change or revoke your prior proxy, you may do so at any time before the polls close at the special meeting by following the instructions described under “The Special Meeting—Revocation of Proxies” in the definitive proxy statement.

The Special Meeting

Q:	When and where is the special meeting?

A:	The special meeting will still be held virtually on May 19, 2026 at 10:00 a.m., Eastern Time.

Q:	How does the Board recommend that I vote on the proposals?

A:
The Board has unanimously (i) determined and declared that the CCM Merger Agreement, as amended by the Amendment, and the transactions contemplated therein, including the CCM Merger, are advisable and in the best interests of TWO and its stockholders; (ii) duly authorized and approved the execution, delivery and performance of the Original CCM Merger Agreement and the Amendment and the consummation of the CCM Merger and the other transactions contemplated by the CCM Merger Agreement, as amended by the Amendment; (iii) directed that approval of the CCM Merger and the other transactions contemplated by the CCM Merger Agreement, as amended by the Amendment, be submitted for consideration by TWO common stockholders at the special meeting; and (iv) resolved to recommend that TWO common stockholders approve the CCM Merger and the other transactions contemplated by the CCM Merger Agreement, as amended by the Amendment.

The Board unanimously recommends that the TWO common stockholders vote “FOR” the CCM Merger Proposal, “FOR” the Non-Binding Compensation Advisory Proposal and “FOR” the Adjournment Proposal. For a more complete description of the recommendation of the Board, see “Update to the CCM Merger—Update to Recommendation of the Board and Its Reasons for the CCM Merger” beginning on page 13 of this proxy supplement.

Q:	Am I entitled to vote at the special meeting?

A:
The record date for the special meeting has not changed and remains April 15, 2026. If you held TWO Common Stock as of the close of business on April 15, 2026, you are entitled to one vote per share of TWO Common Stock, unless a new record date is fixed for any adjournment or postponement. As of the record date, there were 105,046,333 issued and outstanding shares of TWO Common Stock.

Holders of TWO Preferred Stock will not be entitled to vote on any matter at the special meeting, but are entitled to notice of the special meeting.

Q:	How can I obtain additional information about TWO?

A:
TWO files annual, quarterly and current reports, proxy statements and other information with the SEC. Its filings with the SEC may be accessed on the SEC’s website at www.sec.gov. Copies of the documents filed by TWO with the SEC will be available free of charge on TWO’s website at https://www.twoinv.com or by contacting TWO’s investor relations department at investors@twoinv.com or at 612-453-4100. The information provided on TWO’s website is not part of the definitive proxy statement or this proxy supplement and is not incorporated by reference therein or herein. For a more detailed description of the information available and information incorporated by reference into the definitive proxy statement, please see “Where You Can Find More Information and Incorporation by Reference” on page 79 of the definitive proxy statement.

Q:	What else do I need to do now?

A:
You are urged to read this proxy supplement, the annexes to this proxy supplement, including the Amendment, and the documents referred to herein, carefully and in conjunction with the definitive proxy statement, the annexes to the definitive proxy statement, including the Original CCM Merger Agreement, and the documents incorporated by reference therein, and to consider how the CCM Merger affects you. Even if you plan to attend the special meeting, please authorize a proxy to vote your shares by voting via the Internet, telephone or by completing, signing, dating and returning the proxy card accompanying the definitive proxy statement. You can also attend the special meeting and vote, or change your prior proxy authorization, via the special meeting website. If you hold your shares in “street name” through a bank, broker or other nominee, then you should have received the definitive proxy statement from that nominee, along with that nominee’s proxy card which includes voting instructions and instructions on how to change your vote. Please see the question “How do I vote?” on page 5 of the definitive proxy statement for additional voting instructions.

Q:	Who can answer my questions?

A:
If you have any questions about this proxy supplement, the Amendment, the CCM Merger or the other matters to be voted on at the special meeting, how to submit your proxy, or need additional copies of the definitive proxy statement, this proxy supplement, the proxy card accompanying the definitive proxy statement or voting instructions, you should contact:

D.F. King & Co., Inc.
28 Liberty Street, 53rd Floor
New York, NY 10005
Email: TWO@dfking.com
Banks and Brokers, please call: (646) 677-2516
Toll-Free: (888) 887-0082

UPDATE TO SUMMARY

The following information supplements and, where applicable, replaces the corresponding information under the heading “Summary” of the definitive proxy statement.

Update to the CCM Merger

Amendment to the CCM Merger Agreement

The Original CCM Merger Agreement was amended by the Amendment to, among other things, provide that, at the Effective Time, each outstanding share of TWO Common Stock will be converted into the right to receive the Amended CCM Merger Consideration, which is an amount in cash equal to $11.30 per share, an increase from the $10.80 per share consideration under the Original CCM Merger Agreement.

The Amendment provides that the Company Termination Fee is increased from $25.4 million to $50.0 million. In addition, the Amendment provides that TWO will pay CCM the UWM Termination Fee Refund if the CCM Merger Agreement is validly terminated (i) by CCM as a result of an uncured material breach by TWO of its representations, warranties, covenants or agreements or (ii) in any circumstance in which the Company Termination Fee is payable as a result of UWMC or one of its affiliates entering into an agreement providing for a Superior Proposal.

The Amendment also adds a new closing condition for the benefit of TWO, requiring that consents with respect to certain business permits relating to TWO’s mortgage origination and servicing businesses shall have been obtained prior to the Effective Time.

Update to Consideration for the CCM Merger

Pursuant to the terms and subject to the conditions set forth in the CCM Merger Agreement, at the Effective Time, each share of TWO Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive cash in an amount equal to $11.30 per share. Upon conversion, all such shares of TWO Common Stock will automatically be cancelled and cease to exist.

Opinion of TWO’s Financial Advisor, Houlihan Lokey Capital, Inc.

On April 28, 2026, Houlihan Lokey Capital, Inc. (“Houlihan Lokey”), TWO’s financial advisor, orally rendered its opinion to the Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Board dated April 28, 2026) as to, as of such date, the fairness, from a financial point of view, to the TWO common stockholders of the Amended CCM Merger Consideration to be received by such holders in the CCM Merger pursuant to the CCM Merger Agreement.

Houlihan Lokey’s opinion was directed to the Board (in its capacity as such), and only addressed the fairness, from a financial point of view, to TWO common stockholders of the Amended CCM Merger Consideration to be received by such holders in the CCM Merger pursuant to the CCM Merger Agreement and did not address any other aspect or implication of the CCM Merger or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy supplement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy supplement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy supplement are intended to be, and do not constitute, advice or a recommendation to the Board, TWO, CCM, any security holder or any other person as to how to act or vote with respect to any matter relating to the CCM Merger or otherwise.

Update to Conditions to Complete the CCM Merger

The Amendment adds a new closing condition for the benefit of TWO, requiring that consents with respect to certain business permits relating to TWO’s mortgage origination and servicing businesses shall have been obtained prior to the Effective Time. Other than the addition of this new closing condition, the conditions to the consummation of the CCM Merger remain as described in the definitive proxy statement.

Update to Regulatory Approvals Required for the CCM Merger

Under the CCM Merger Agreement, the CCM Merger cannot be completed until the applicable waiting period under the Hart-Scott-Rodino Act (the “HSR Act”) has expired or been terminated, the required consents or approvals of, or notices to, as applicable, Fannie Mae, Freddie Mac, Ginnie Mae, the U.S. Department of Veterans Affairs and the U.S. Department of Agriculture have been obtained or made, and applicable state consents, approvals or notices, including those relating to certain business permits, have been obtained or made. On April 23, 2026, CCM and TWO each received confirmation of the completion of their respective filings required under the HSR Act. The initial 30-day waiting period is scheduled to expire at 11:59 p.m. Eastern Time on May 26, 2026, unless otherwise extended. With respect to regulatory approvals relating to TWO’s mortgage origination and servicing businesses, all filings with respect to licenses requiring prior approval have been submitted, with 21 out of the required 53 approvals already obtained as of the date of this proxy supplement.

Update to Termination Fee

Generally, all fees incurred in connection with the CCM Merger and the other transactions contemplated by the CCM Merger Agreement will be paid by the party incurring those fees; provided that, in certain circumstances, TWO may be obligated to pay CCM a termination fee of $50.0 million (an increase from the $25.4 million termination fee under the Original CCM Merger Agreement) and, in addition, to reimburse CCM for the $25.4 million termination fee paid by CCM on behalf of TWO in connection with the termination of the previously disclosed merger agreement with UWMC if (i) CCM terminates the CCM Merger Agreement as a result of an uncured material breach by TWO of its representations, warranties, covenants or agreements or (ii) the Company Termination Fee is payable as a result of UWMC or one of its affiliates entering into an agreement providing for a Superior Proposal.

Litigation Relating to the CCM Merger

On April 17, 2026, a purported stockholder of TWO filed a complaint related to the events described in the definitive proxy statement. The lawsuit, filed in the United States District Court for the Northern District of Illinois, is styled Koblentz v. Two Harbors Investment Corp., et al., No. 26-cv-4325 (the “Koblentz Lawsuit”). The Koblentz Lawsuit asserts claims against TWO and its directors (together, the “Defendants”) for allegedly violating Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder by disseminating and/or causing to be disseminated an allegedly materially incomplete and misleading proxy statement. The Koblentz Lawsuit seeks the following: preliminary injunctive relief preventing the Defendants from proceeding with a stockholder vote on the CCM Merger or consummating the CCM Merger until TWO issues corrective disclosures to address the alleged deficiencies in the definitive proxy statement; rescission of the CCM Merger or rescissory damages if the CCM Merger is consummated prior to entry of final judgment by the court; an accounting of any damages suffered as a result of the Defendants’ alleged wrongdoing; and litigation costs (including attorneys’ and expert fees and expenses).

TWO believes that the claims asserted in the Koblentz Lawsuit are without merit and intends to defend itself vigorously.

UPDATE TO THE CCM MERGER

The following information supplements and, where applicable, replaces the corresponding information under the heading “The CCM Merger” of the definitive proxy statement.

General

Each of the Board and CCM’s managing members has unanimously approved the CCM Merger Agreement, the CCM Merger and the other transactions contemplated by the CCM Merger Agreement. Subject to the terms and conditions of the CCM Merger Agreement, including the approval of the TWO common stockholders of the CCM Merger Proposal, Merger Sub will merge with and into TWO, with TWO continuing as the surviving company. As a result of the CCM Merger, the surviving company will be a wholly owned subsidiary of CCM. TWO stockholders will receive the Amended CCM Merger Consideration described below under “Update to the CCM Merger Agreement—Update to Consideration for the CCM Merger.”

Update to Background of the CCM Merger

The section entitled “Background of the CCM Merger” beginning on page 23 of the definitive proxy statement describes the background of the merger up to and including March 31, 2026. This section describes the process undertaken from and after April 10, 2026.

On April 10, 2026, TWO filed with the SEC a preliminary proxy statement for the special meeting of TWO stockholders to be held to approve the CCM Merger.

On April 20, 2026, TWO filed the definitive proxy statement with the SEC for the special meeting of TWO stockholders scheduled to be held on May 19, 2026 to approve the CCM Merger and commenced mailing the definitive proxy statement to its stockholders of record as of April 15, 2026.

Also on April 20, 2026, UWMC submitted an unsolicited proposal letter to the Board (the “April 20 UWMC Proposal”) proposing to acquire 100% of the equity interests in TWO. The April 20 UWMC Proposal contemplated a default stock consideration consisting of a fixed exchange ratio of 2.3328 shares of UWMC Class A Common Stock per share of TWO Common Stock, which was the same exchange ratio as in the terminated UWMC Merger Agreement, or, if affirmatively elected by a TWO stockholder, cash consideration of $11.30 per share, which election was not subject to proration. Based on the closing price of UWMC Class A Common Stock of $3.92 as of April 17, 2026, the fixed exchange ratio would have had an implied value of $9.14 per share of TWO Common Stock, meaning that stockholders who did not affirmatively elect cash would receive consideration worth materially less than $11.30 per share. The April 20 UWMC Proposal stated that UWMC planned to obtain committed, unsecured financing for the transaction but did not include financing commitment letters. The April 20 UWMC Proposal was accompanied by a mark-up of the UWMC Merger Agreement, which included, among other changes, (i) removing the employee matters covenants providing for continuation of compensation, benefits and severance protections for TWO employees for a period of time following the closing, (ii) replacing the acceleration of TWO equity awards with replacement awards of UWMC stock, (iii) removing the provision for a TWO director to be appointed to the UWMC board of directors, (iv) requiring TWO to engage a specific proxy solicitor to solicit approval of the transaction, (v) requiring TWO to provide UWMC with summaries of communications with any party that had expressed an interest in a change of control transaction in the prior 24 months and to include UWMC’s comments on any public announcement about a Company Competing Proposal, (vi) removing restrictions on UWMC declaring dividends or issuing equity during the pendency of the transaction and adding a prohibition on compensation increases for all TWO employees, and (vii) requiring TWO to pay, in addition to a termination fee, reimbursement of UWMC’s out-of-pocket expenses incurred since November 2025, in the event of a termination of the merger agreement to enter into a “Company Superior Proposal” or following a change of recommendation. The April 20 UWMC Proposal was conditioned on, among other things, TWO terminating the Original CCM Merger Agreement. In accordance with Section 6.3(c) of the Original CCM Merger Agreement, representatives of Jones Day provided representatives of CCM and Simpson Thacher with written notice of the receipt by TWO of the April 20 UWMC Proposal.

On April 22, 2026, the Ad Hoc Committee met via videoconference together with representatives of Jones Day, Willkie and Houlihan Lokey to discuss the April 20 UWMC Proposal. A representative of Jones Day reviewed with the Ad Hoc Committee its duties under applicable law, the terms of the April 20 UWMC Proposal and the provisions of the Original CCM Merger Agreement relating to Company Superior Proposals. The Ad Hoc Committee noted the significant disparity between the implied value of the default stock consideration proposed under the April 20 UWMC Proposal and the $11.30 per share cash election, which raised questions about the value of the stock being offered and the need to understand UWMC’s strategic rationale for the transaction. The Ad Hoc Committee also noted that the April 20 UWMC Proposal contemplated substantial changes from the UWMC Merger Agreement, the reasons for which were not addressed in UWMC’s accompanying letter to the Board, and that certain of the proposed changes appeared to impair the ability of TWO to continue the operation of its business prior to closing and to respond to Company Competing Proposals prior to receipt of stockholder approval. Following consultation with its financial advisors and outside legal counsel, the Ad Hoc Committee determined that it did not currently have sufficient information to determine whether the April 20 UWMC Proposal was, or could reasonably be expected to lead to, a “Company Superior Proposal” as defined in Section 6.3 of the Original CCM Merger Agreement. The Ad Hoc Committee instructed TWO management and TWO’s legal and financial advisors to submit clarifying questions to UWMC in order to obtain additional information to assist the Ad Hoc Committee in determining whether the April 20 UWMC Proposal was or could reasonably be expected to lead to a “Company Superior Proposal.”

On April 23, 2026, TWO and CCM filed notification and report forms under the HSR Act with respect to the transactions contemplated by the Original CCM Merger Agreement.

Also on April 23, 2026, representatives of Jones Day submitted on behalf of TWO clarifying questions to representatives of Greenberg Traurig regarding the April 20 UWMC Proposal, seeking additional information on, among other things, the strategic rationale for the April 20 UWMC Proposal, the transaction structure, financing, regulatory approvals, employee matters and other merger agreement terms.

On April 24, 2026, representatives of Greenberg Traurig delivered on behalf of UWMC written responses to TWO’s clarifying questions (the “April 24 UWMC Responses”). The responses were accompanied by an executed financing commitment letter for a $1.2 billion senior unsecured bridge facility; however, the commitment letter contained a due diligence condition permitting the lender to terminate the commitment if not satisfied in its sole discretion with all legal, business and financial due diligence.

On April 27, 2026, in response to the April 20 UWMC Proposal, representatives of Simpson Thacher delivered on behalf of CCM a proposed amendment to the Original CCM Merger Agreement to increase the CCM Merger Consideration from $10.80 per share of TWO Common Stock in cash to $11.30 per share of TWO Common Stock in cash. Unlike the April 20 UWMC Proposal, under which stockholders would receive $11.30 per share in cash only if they affirmatively elected to do so, CCM’s proposed amendment would provide $11.30 per share in cash to all TWO stockholders. The proposed amendment to the Original CCM Merger Agreement also increased the Company Termination Fee from $25.4 million to $50 million, in addition to the reimbursement in certain circumstances of $25.4 million to CCM in respect of the termination fee previously paid by CCM on TWO’s behalf, and added a provision limiting Company Superior Proposals to those proposals that conditioned the closing upon receipt of all required approvals with respect to business permits relating to TWO’s mortgage origination and servicing businesses.

Also on April 27, 2026, representatives of Jones Day discussed with representatives of Simpson Thacher the terms of CCM’s proposed amendment to the Original CCM Merger Agreement, including the proposed modifications to the termination fee structure and to the criteria for a Company Superior Proposal.

Also on April 27, 2026, a representative of Greenberg Traurig contacted a representative of Jones Day, and, in accordance with the applicable provisions of the Original CCM Merger Agreement, including Section 6.3 thereof, the representative of Jones Day confirmed that the Board, with the assistance of TWO’s financial and legal advisors, was continuing to evaluate the April 20 UWMC Proposal and the April 24 UWMC Responses.

Also on April 27, 2026, the Ad Hoc Committee met via videoconference together with representatives of Jones Day, Willkie and Houlihan Lokey to discuss the April 20 UWMC Proposal, the April 24 UWMC Responses and CCM’s proposed amendment to the Original CCM Merger Agreement. A representative of Jones Day advised the Ad Hoc Committee of its duties under applicable law, the non-solicitation provisions of the Original CCM Merger Agreement and the terms and conditions of each proposal. Representatives of Houlihan Lokey discussed the financial terms of the April 20 UWMC Proposal, including the default stock consideration at the fixed exchange ratio and the cash election. The Ad Hoc Committee discussed several concerns with the April 20 UWMC Proposal, including: (i) the consideration structure, under which stock consideration was the default for stockholders who did not make an affirmative election, and the implied value of the default stock consideration of approximately $8.72 per share of TWO Common Stock (based on the closing price of UWMC Class A Common Stock of $3.74 on April 27, 2026) was materially less than both the $10.80 per share in cash offered under the Original CCM Merger Agreement and the $11.30 per share in cash of TWO Common Stock offered under CCM’s proposed amendment, as well as the risks to TWO stockholders associated with receiving and holding UWMC Class A Common Stock, which had been subject to significant prior trading volatility; (ii) concerns regarding UWMC’s assertions about the regulatory approval timeline, because contrary to UWMC’s claim that approvals could be obtained within 60 days, TWO would need to file a new Advance Change Notice for a UWMC transaction requiring a 120-day advance notice period before closing; (iii) the due diligence condition in UWMC’s financing commitment letter, which permitted the lender to terminate if not satisfied in its sole discretion with all legal, business and financial due diligence, a condition not present in CCM’s committed financing; (iv) the termination payment structure under the April 20 UWMC Proposal, which would require aggregate termination-related payments of at least approximately $70.8 million to pursue a “Company Superior Proposal” (consisting of a $25.4 million termination fee, a $25.4 million reimbursement to UWM for the termination fee UWM would have previously paid to CCM on TWO’s behalf, and at least $20 million in expense reimbursement that UWMC indicated it would seek); (v) the other terms of UWMC’s proposed merger agreement, which the Ad Hoc Committee viewed as creating business continuity risks for TWO and restricting TWO’s ability to respond to Company Competing Proposals during the pendency of the transaction; and (vi) the strategic rationale for, and credibility of, the April 20 UWMC Proposal in light of UWMC’s prior public statements regarding TWO’s business, that there were no operational efficiencies to gain, and that a cash acquisition of TWO would not make sense for UWMC and its stockholders. In connection with these discussions, the representatives of Houlihan Lokey were asked whether Houlihan Lokey would be able to render a fairness opinion with respect to a transaction on the terms of the April 20 UWMC Proposal.  The representatives of Houlihan Lokey responded that, given the implied value of the stock component of the April 20 UWMC Proposal (based on the closing price of UWMC Class A Common Stock), the fact that the stock component of the consideration offered under the April 20 UWMC Proposal was the default consideration, and information available at the time, they did not believe Houlihan Lokey would be in a position to render a fairness opinion with respect to a transaction on the terms of the April 20 UWMC Proposal in its then-current form.

The Ad Hoc Committee also discussed CCM’s proposed amendment increasing the CCM Merger Consideration from $10.80 to $11.30 per share of TWO Common Stock in cash, noting that CCM’s enhanced offer matched the cash consideration proposed in the April 20 UWMC Proposal while providing that consideration to all stockholders without the need for any election. The Ad Hoc Committee discussed the proposed modifications requested by CCM to the termination fee structure and to certain criteria for a Company Superior Proposal. Following discussion, and after consultation with its financial advisors and outside legal counsel, the Ad Hoc Committee unanimously (i) determined that the April 20 UWMC Proposal did not constitute, and could not reasonably be expected to lead to, a “Company Superior Proposal” as defined in Section 6.3 of the Original CCM Merger Agreement, and (ii) determined to recommend to the Board that the Board approve the Amendment and the transactions contemplated thereby, subject to finalization of the terms of the Amendment.

Later in the day on April 27, 2026, following the Ad Hoc Committee’s deliberations and further discussions between representatives of Jones Day and Simpson Thacher, representatives of Simpson Thacher delivered on behalf of CCM a revised proposed amendment to the Original CCM Merger Agreement reflecting CCM’s withdrawal of its requested change to the criteria for a Company Superior Proposal in favor of a closing condition relating to receipt of business permit approvals and reflecting a $50 million Company Termination Fee payable by TWO, plus a $25.4 million reimbursement payable by TWO to CCM if UWMC or an affiliate of UWMC were to enter into an agreement providing for a “Company Superior Proposal” (in addition to the Company Termination Fee) or if CCM were to terminate the Original CCM Merger Agreement as a result of an uncured material breach by TWO of its representations, warranties, covenants or agreements.

On April 28, 2026, the Board met via videoconference together with members of TWO management and representatives of Jones Day, Willkie and Houlihan Lokey. A representative of Jones Day advised the Board of its duties under applicable law in connection with the evaluation of the April 20 UWMC Proposal, the revised proposed amendment to the Original CCM Merger Agreement and the terms of each proposal. The representative of Jones Day informed the Board that the revised proposed amendment contemplated a $50 million Company Termination Fee payable by TWO and that the $25.4 million reimbursement payable by TWO to CCM (for the termination fee CCM previously paid to UWMC on TWO’s behalf) in the final proposed amendment was only payable if UWMC or an affiliate of UWMC were to enter into an agreement providing for a “Company Superior Proposal,” thereby ensuring that UWMC, like any other third party, would effectively bear a $50 million cost to terminate the CCM transaction, or if CCM terminated the Original CCM Merger Agreement as a result of an uncured material breach by TWO. The representative of Jones Day also confirmed that CCM had withdrawn its request for changing certain criteria for a Company Superior Proposal and instead proposed that receipt of business permit approvals relating to TWO’s mortgage origination and servicing businesses be a closing condition of each party. Representatives of Houlihan Lokey presented updated financial analyses of TWO based on the March 2026 TWO Projections, taking into account market developments since the execution of the Original CCM Merger Agreement.

In evaluating the April 20 UWMC Proposal and CCM’s proposed amendment, as revised, the Board considered, among other factors, (i) the certainty of value provided by CCM’s all-cash consideration of $11.30 per share of TWO Common Stock payable to all stockholders, as compared to the mixed consideration structure offered by UWMC, where the default consideration for non-electing stockholders was UWMC Class A Common Stock with an implied value of approximately $8.72 per share of TWO Common Stock based on the closing price of UWMC Class A Common Stock on April 27, 2026, which was materially less than the $10.80 per share originally offered by CCM and CCM’s increased offer of $11.30 per share of TWO Common Stock, as well as the risks to TWO stockholders associated with receiving and holding UWMC Class A Common Stock, which had been subject to significant prior trading volatility; (ii) the committed financing secured by CCM compared to UWMC’s financing commitment letter, which contained a due diligence condition permitting the lender to terminate if not satisfied in its sole discretion with all legal, business and financial due diligence; (iii) the terms and conditions of UWMC’s proposed merger agreement, which the Board viewed as creating business continuity risks and restricting TWO’s ability to respond to Company Competing Proposals; (iv) the termination payment structure under the April 20 UWMC Proposal, which would require TWO to pay at least approximately $70.8 million upon termination to enter into a “Company Superior Proposal,” compared to the $50 million Company Termination Fee in CCM’s proposed amendment (which, in the case of a transaction with UWMC or an affiliate of UWMC, would be supplemented by an additional $25.4 million reimbursement payable by TWO to CCM, thereby preserving an effective $50 million cost to terminate for any third party); (v) the execution risk associated with terminating the Original CCM Merger Agreement to pursue a transaction with UWMC, including the need to refile certain regulatory approvals (including a new Advance Change Notice with a 120-day advance notice period, which was materially longer than UWMC’s stated 60-day timeline and longer than the anticipated timeline for the CCM Merger, which had already commenced the regulatory approval process), prepare and file new proxy and registration statements, and resolicit stockholders; and (vi) the strategic rationale for, and credibility of, the April 20 UWMC Proposal in light of UWMC’s prior public statements regarding TWO’s business, that there were no operational efficiencies to gain, and that a cash acquisition of TWO would not make sense for UWMC and its stockholders. In addition, the representatives of Houlihan Lokey were asked whether Houlihan Lokey would be able to render a fairness opinion with respect to a transaction on the terms of the April 20 UWMC Proposal.  The representatives of Houlihan Lokey responded that, given the implied value of the stock component of the April 20 UWMC Proposal (based on the closing price of UWMC Class A Common Stock), the fact that the stock component of the consideration offered under the April 20 UWMC Proposal was the default consideration, and information available at the time, they did not believe Houlihan Lokey would be in a position to render a fairness opinion with respect to a transaction on the terms of the April 20 UWMC Proposal in its then-current form.

Following discussion, at the request of the Board, a representative of Houlihan Lokey orally rendered its opinion to the Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Board dated April 28, 2026) as to, as of such date, the fairness, from a financial point of view, to the holders of TWO Common Stock of the CCM Merger Consideration of $11.30 per share in cash to be received by such holders in the CCM Merger pursuant to the CCM Merger Agreement.

After discussion, and after taking into consideration all of the information presented and discussed at the meeting and in the several prior communications and meetings among representatives of TWO’s management, the Board and TWO’s advisors and the recommendation of the Ad Hoc Committee, the Board unanimously (i) determined that the April 20 UWMC Proposal did not constitute a “Company Superior Proposal” as defined in Section 6.3 of the Original CCM Merger Agreement; (ii) determined and declared that the Amendment and the transactions contemplated thereby were advisable and in the best interests of TWO and its stockholders; and (iii) duly authorized and approved the execution, delivery and performance of the Amendment.

Later on April 28, 2026, TWO and CCM entered into the Amendment. TWO and CCM thereafter issued a joint press release announcing the Amendment and the increased CCM Merger Consideration.

On April 30, 2026, UWMC submitted to the Board an unsolicited revised proposal letter (the “April 30 UWMC Proposal”) proposing to acquire 100% of the equity interests in TWO and that, by its terms, superseded the April 20 UWMC Proposal in its entirety. The April 30 UWMC Proposal contemplated a default stock consideration consisting of a fixed exchange ratio of 2.3328 shares of UWMC Class A Common Stock per share of TWO Common Stock, which was the same exchange ratio as in the terminated UWMC Merger Agreement, or, if affirmatively elected by a TWO stockholder, cash consideration of $12.00 per share, which election was not subject to proration. The April 30 UWMC Proposal stated that UWMC had obtained increased committed, unsecured financing for the transaction and was accompanied by a revised executed financing commitment letter, which included the same due diligence condition permitting the lender to terminate if not satisfied in its sole discretion with all legal, business and financial due diligence, providing for a $1.3 billion senior unsecured bridge facility (up from the $1.2 billion facility delivered with the April 24 UWMC Responses). The April 30 UWMC Proposal was accompanied by a revised mark-up of the UWMC Merger Agreement, the terms of which were the same as those reflected in the mark-up accompanying the April 20 UWMC Proposal, other than with respect to the merger consideration and the termination fee provisions, including that, while UWMC would pay the Company Termination Fee, the UWM Termination Fee Refund would be the responsibility of TWO. In accordance with Section 6.3(c) of the CCM Merger Agreement, representatives of Jones Day provided representatives of CCM and Simpson Thacher with written notice of the receipt by TWO of the April 30 UWMC Proposal.

Also on April 30, 2026, UWMC publicly issued an open letter addressed to TWO stockholders.

On May 1, 2026, the Ad Hoc Committee met via videoconference together with representatives of Jones Day, Willkie, Houlihan Lokey and PJT Partners LP (“PJT”), a strategic advisor engaged by TWO in connection with the strategic review of the transactions, to discuss the April 30 UWMC Proposal. A representative of Jones Day reviewed with the Ad Hoc Committee its duties under applicable law and the terms and conditions of each of the CCM Merger Agreement and the April 30 UWMC Proposal, including the revisions in the April 30 UWMC Proposal to the termination fee provisions. Following consultation with its financial and strategic advisors and outside legal counsel, and after considering the same concerns previously identified  in connection with the April 20 UWMC Proposal at the Ad Hoc Committee’s prior meeting on April 27, 2026, none of which were remedied by the April 30 UWMC Proposal, the Ad Hoc Committee determined that the April 30 UWMC Proposal was not, and could not reasonably be expected to lead to, a “Company Superior Proposal” as defined in Section 6.3 of the CCM Merger Agreement.

On May 3, 2026, the Board met via videoconference together with members of TWO management and representatives of Jones Day, Willkie, Houlihan Lokey and PJT. The Board, together with TWO’s legal, financial and strategic advisors, discussed the April 30 UWMC Proposal and the Ad Hoc Committee’s evaluation thereof. The Board discussed a number of risks and concerns with the April 30 UWMC Proposal, including risks related to UWMC’s ability to consummate the proposed transaction, risks related to TWO’s ability to continue to operate its business during the pendency of a merger with UWMC and the potential adverse effects on TWO’s business if such a transaction were to fail to close. Following discussion, and in consultation with its legal, financial and strategic advisors and taking into account the recommendation of the Ad Hoc Committee, the Board unanimously determined that the April 30 UWMC Proposal was not, and could not reasonably be expected to lead to, a “Company Superior Proposal” as defined in Section 6.3 of the CCM Merger Agreement.

Update to Recommendation of the Board and Its Reasons for the CCM Merger

The following information supplements information previously provided in the section entitled “Recommendation of the Board and Its Reasons for the CCM Merger” beginning on page 39 of the definitive proxy statement.

The Board unanimously recommends that TWO stockholders vote “FOR” the CCM Merger Proposal “FOR” the Non-Binding Compensation Advisory Proposal and “FOR” the Adjournment Proposal. In evaluating the CCM Merger, the Board consulted with TWO’s management team and legal, financial and strategic advisors and, after consideration of the various factors discussed below, the Board unanimously (i) determined that the terms of the CCM Merger Agreement, and the transactions contemplated thereby, including the CCM Merger, are fair to, and in the best interests of, TWO and its stockholders; (ii) determined that it is in the best interests of TWO and its stockholders and declared it advisable to enter into the CCM Merger Agreement; (iii) approved the execution and delivery by TWO of the CCM Merger Agreement and the Amendment, the performance by TWO of its covenants and agreements contained therein and the consummation of the transactions contemplated by the CCM Merger Agreement, including the CCM Merger, upon the terms and subject to the conditions set forth therein; and (iv) resolved to recommend that the stockholders of TWO approve the CCM Merger and directed that the CCM Merger Agreement, be submitted to the stockholders of TWO for adoption.

In evaluating the CCM Merger Agreement, and the transactions contemplated thereby, the Board considered a number of factors, including but not limited to those listed in the section entitled "Recommendation of the Board and Its Reasons for the CCM Merger" of the definitive proxy statement and those listed below, which the Board viewed as supporting its decision to approve the CCM Merger Agreement, and recommend that TWO stockholders approve the CCM Merger. Such factors include (and are not necessarily in order of relative importance).

Certainty of Value. The CCM Merger Consideration is a fixed, all-cash amount of $11.30 per share of TWO Common Stock, providing TWO’s stockholders with certainty of value and liquidity immediately upon the Closing. The certainty of fixed, all-cash consideration removes any valuation risk for TWO stockholders associated with consideration that consists in whole or in part of stock, including the risk of stock price fluctuations between signing and closing.

Premium to Trading Price. The CCM Merger Consideration of $11.30 per share in cash represents a premium of approximately 18.6% to the closing price of TWO Common Stock on March 18, 2026 of $9.53, the last trading day prior to the public announcement of the unsolicited March 17 CCM Proposal and a premium of approximately 21.4% to the 10-day volume weighted average price of $9.31.

Fixed Cash Price at Signing. Unlike the UWMC proposals, which provided for consideration based in part on UWMC’s stock price and a VWAP calculation as of a date prior to closing, or, under the April 20 UWMC Proposal and April 30 UWMC Proposal, stock consideration as the default consideration unless cash consideration was elected, the CCM Merger Agreement provides for a fixed cash price per share at signing payable to all stockholders without any election requirement, eliminating the risk of price fluctuation between signing and closing and the risk of value fluctuations due to changes in the book value or earnings of TWO. In addition, CCM is obligated to deliver a fixed cash price per share, irrespective of fluctuations in TWO’s book value or earnings after the execution of the CCM Merger Agreement.

Transaction Process. The CCM Merger Agreement is the result of a thorough process during which TWO, with the assistance of Houlihan Lokey and Jones Day, engaged with multiple potential counterparties and evaluated multiple proposals over an extended period. Following the public announcement of the UWMC transaction, interested parties had a significant period of time in which to submit unsolicited competing proposals and two counterparties (CCM and Company A) actually submitted unsolicited competing proposals to the Board for its consideration. The Board was also able to evaluate the April 20 UWMC Proposal and the April 30 UWMC Proposal in connection with such process. The Board views the CCM Merger Agreement as the best available transaction resulting from that process.

Opinion of Houlihan Lokey. The opinion of Houlihan Lokey, dated April 28, 2026, to the Board as to the fairness, from a financial point of view and as of such date, to holders of TWO Common Stock of the CCM Merger Consideration of $11.30 per share, which opinion was based on and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken as set forth in such opinion, as more fully described in the section entitled “The CCM Merger—Opinion of TWO’s Financial Advisor.”

Comparison to UWMC Proposals. The Board’s determination, after consultation with its outside legal counsel and financial and strategic advisors and taking into account all the terms and conditions of the CCM Merger Agreement and the UWMC proposals, that the CCM Merger Agreement is more favorable to TWO stockholders than the UWMC proposals, including the March 20 UWMC Proposal, the March 22 UWMC Proposal, and the March 24 UWMC Proposal (up to a purported value of $10.95 per share) and the April 30 UWMC Proposal (offering stock consideration at a fixed exchange ratio as the default or, if affirmatively elected, $12.00 per share in cash). Although the April 30 UWMC Proposal offered cash consideration of $12.00 per share, the Board determined that the CCM Merger Agreement was superior based on a number of factors, including, among others: (i) the CCM Merger Consideration of $11.30 per share is payable to all stockholders in cash without any election requirement, whereas the cash consideration under the April 30 UWMC Proposal was available only to stockholders who affirmatively elected to receive cash, and stockholders who failed to make a timely election would receive the default stock consideration, which based on the closing price of UWMC Class A Common Stock of $3.74 on April 27, 2026 was valued at approximately $8.72 per share of TWO Common Stock, and would be subject to the risks of receiving and holding UWMC Class A Common Stock, which had been subject to significant prior trading volatility; (ii) the Board’s view that a number of risks and concerns present in the April 30 UWMC Proposal, including risks related to UWMC’s ability to consummate the proposed transaction, risks related to TWO’s ability to continue to operate its business during the pendency of a merger with UWMC and the potential adverse effects on TWO’s business if such a transaction were to fail to close, were not present in the CCM Merger; (iii) UWMC’s financing commitment letter contained a due diligence condition permitting the lender to terminate if not satisfied in its sole discretion with all legal, business and financial due diligence, which was not present in CCM’s committed financing; (iv) the termination payment structure under the April 30 UWMC Proposal, which would require TWO to pay $25.4 million to CCM upon termination of the CCM Merger Agreement; (v) pursuing a transaction with UWMC would require TWO to refile certain regulatory approvals (including a new Advance Change Notice with a 120-day advance notice period, which was materially longer than UWMC’s stated 60-day timeline and longer than the anticipated timeline for the CCM Merger, which had already commenced the regulatory approval process), prepare and file new proxy and registration statements, and resolicit stockholders, creating execution risk and delay that were not present in continuing with the CCM Merger; and (vi) the strategic rationale for, and credibility of, the April 20 UWMC Proposal and the April 30 UWMC Proposal in light of UWMC’s prior public statements regarding TWO’s business, that there were no operational efficiencies to gain, and that a cash acquisition of TWO would not make sense for UWMC and its stockholders.

Consideration of Available Alternatives. The belief of the Board that the CCM Merger is more attractive to TWO than other available alternatives, including proceeding with the transactions contemplated by the UWMC Merger Agreement or the April 30 UWMC Proposal, or pursuing a transaction with an alternative merger partner. The Board considered that, as a result of the market check process conducted by TWO and its robust negotiations with multiple bidders, including UWMC, Company A, and CCM, TWO maximized stockholder value and obtained the best available transaction for TWO stockholders. With respect to the Company A proposal, the Board determined that the proposal was not actionable in its current form because Company A had not provided any transaction agreements, Company A required significant additional due diligence on TWO, the timeline to reaching a definitive agreement and then to closing was uncertain and likely extended, and TWO did not have sufficient information to value Company A, which would be critical for a reverse merger of the type proposed.

Comparison to Earlier CCM Proposals. The Board considered that although CCM’s proposals in late 2025 reflected higher headline prices (up to 1.15x fully diluted tangible common book value), those earlier proposals had significant execution risk that made them less favorable than the CCM Merger Agreement. Specifically, the earlier CCM proposals: (i) contemplated a floating price based on book value to be determined prior to closing rather than a fixed cash price at signing, exposing TWO stockholders to book value volatility risk; (ii) were not accompanied by committed financing or sufficient documentation to evidence CCM’s ability to fund the transaction; and (iii) included closing conditions that the Board viewed as creating unacceptable execution risk, including conditions related to the receipt of certain non-regulatory third-party consents. By contrast, the CCM Merger Agreement provides a fixed CCM Merger Consideration of $11.30 per share of TWO Common Stock in cash with committed financing and without the closing conditions that were present in CCM’s earlier proposals and represents approximately 112% of fully diluted tangible book value of TWO, based on TWO’s book value as of March 31, 2026.

The Board also considered a number of uncertainties, risks and other potentially negative factors related to the CCM Merger, including, among other things, the following factors (which are not necessarily in order of relative importance):

Termination Fee. The Board considered that TWO would be required to pay CCM a Company Termination Fee of $50.0 million if TWO terminated the CCM Merger Agreement to enter into a “Company Superior Proposal” or if CCM terminated in connection with a change in the Board’s recommendation. If a “Company Superior Proposal” is with UWMC or an affiliate, TWO would also reimburse CCM the $25.4 million termination fee CCM previously paid to UWMC on TWO’s behalf, ensuring UWMC, like any other third party, would effectively bear a $50 million cost to terminate. Separately, TWO would owe the same $25.4 million reimbursement if CCM terminates the CCM Merger Agreement for an uncured material breach by TWO. The Board concluded that this structure levels the playing field for all potential bidders, is reasonable in light of the circumstances and overall terms of the CCM Merger Agreement consistent with fees in comparable transactions, and would not preclude a Company Competing Proposal.

The Board considered the factors described above as a whole, including by engaging in discussions with members of TWO’s management team and legal, financial and strategic advisors. Based on this review and consideration, the Board unanimously concluded that these factors, on balance, supported a determination that the potentially negative factors relevant to the CCM Merger were outweighed by the potential benefits of the CCM Merger and that the CCM Merger was more favorable to TWO and its stockholders than the other alternatives reasonably available to TWO. The foregoing discussion of the information and factors considered by the Board is intended to be illustrative and not exhaustive, but it includes the material factors considered by the Board. In light of the variety of factors considered in connection with its evaluation of the CCM Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Moreover, each member of the Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board based its unanimous recommendation on the totality of the information presented, including discussions with TWO’s management and outside legal, financial and strategic advisors, and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the CCM Merger Agreement and the CCM Merger.

The reasoning of the Board and other information presented in this section is forward-looking in nature, and should be read in light of the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

In considering the recommendation of the Board, you should be aware that certain directors and executive officers of TWO may have interests in the CCM Merger that are different from, or in addition to, interests of TWO stockholders generally and may create potential conflicts of interest. The Board was aware of these interests and considered them when evaluating and negotiating the CCM Merger Agreement and the CCM Merger and in making its recommendation. See “The CCM Merger—Interests of TWO’s Directors and Executive Officers in the CCM Merger.”

Opinion of TWO’s Financial Advisor, Houlihan Lokey Capital, Inc.

On April 28, 2026, Houlihan Lokey orally rendered its opinion to the Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Board dated April 28, 2026) as to, as of such date, the fairness, from a financial point of view, to TWO common stockholders of the Amended CCM Merger Consideration to be received by such holders in the CCM Merger pursuant to the CCM Merger Agreement.

Houlihan Lokey’s opinion was furnished for the use of the Board (in its capacity as such), and only addressed the fairness, from a financial point of view, to TWO common stockholders of the Amended CCM Merger Consideration to be received by such holders in the CCM Merger pursuant to the CCM Merger Agreement and did not address any other aspect or implication of the CCM Merger or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy supplement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy supplement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy supplement are intended to be, and do not constitute, advice or a recommendation to the Board, TWO, CCM, any security holder or any other person as to how to act or vote with respect to any matter relating to the CCM Merger or otherwise.

In connection with its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

•	reviewed the Original CCM Merger Agreement and a draft, dated April 27, 2026, of the Amendment;

•	reviewed certain publicly available business and financial information relating to TWO that Houlihan Lokey deemed to be relevant;

•
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of TWO made available to Houlihan Lokey by TWO, including financial projections prepared by the management of TWO relating to TWO (the “Projections”);

•
spoke with certain members of TWO’s management and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of TWO, the CCM Merger and related matters;

•	compared the financial and operating performance of TWO with that of other companies with publicly traded equity securities that Houlihan Lokey deemed to be relevant;

•	considered publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

•
reviewed the current and historical market prices and trading volume for certain of TWO’s publicly traded equity securities, and the current and historical market prices of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant; and

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information. TWO’s management advised Houlihan Lokey, and at the Board’s direction Houlihan Lokey assumed, that the Projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of TWO. At the Board’s direction, Houlihan Lokey assumed that the Projections provided a reasonable basis on which to evaluate TWO and the CCM Merger, and Houlihan Lokey, at the Board’s direction, used and relied upon the Projections for purposes of its analyses and opinion. Houlihan Lokey expressed no view or opinion with respect to the Projections or the respective assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of TWO since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading.

Houlihan Lokey relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the CCM Merger Agreement and all other related documents and instruments referred to therein were true and correct, (ii) each party to the CCM Merger Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) all conditions to the consummation of the CCM Merger would be satisfied without waiver thereof, and (iv) the CCM Merger would be consummated in a timely manner in accordance with the terms described in the CCM Merger Agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the CCM Merger would be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the CCM Merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the CCM Merger or TWO that would be material to Houlihan Lokey’s analyses or opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the Amendment would not differ in any material respect from the draft of the Amendment identified above.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to, and did not, make any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of TWO or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which TWO was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which TWO was or may have been a party or was or may have been subject.

Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion. Houlihan Lokey did not express any view or opinion as to the price or range of prices at which TWO Common Stock or TWO Preferred Stock may be purchased or sold, or otherwise be transferable, at any time.

Houlihan Lokey’s opinion was furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the CCM Merger and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion was not intended to be, and does not constitute, a recommendation to the Board, TWO, any security holder or any other party as to how to act or vote with respect to any matter relating to the CCM Merger or otherwise.

Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, TWO, its security holders or any other party to proceed with or effect the CCM Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the CCM Merger or otherwise (other than the Amended CCM Merger Consideration to the extent expressly specified in its opinion), including, without limitation, the treatment of the TWO Preferred Stock in the CCM Merger, (iii) the fairness of any portion or aspect of the CCM Merger to the holders of any class of securities, creditors or other constituencies of TWO, or to any other party, except if and only to the extent expressly set forth in the last sentence of Houlihan Lokey’s opinion, (iv) the relative merits of the CCM Merger as compared to any alternative business strategies or transactions that might have been available for TWO, CCM or any other party, (v) the fairness of any portion or aspect of the CCM Merger to any one class or group of TWO’s or any other party’s security holders or other constituents vis-à-vis any other class or group of TWO’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not TWO, CCM, their respective security holders or any other party is receiving or paying reasonably equivalent value in the CCM Merger (other than the Amended CCM Merger Consideration to the extent expressly specified in Houlihan Lokey’s opinion), (vii) the solvency, creditworthiness or fair value of TWO, CCM or any other participant in the CCM Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the CCM Merger, any class of such persons or any other party, relative to the Amended CCM Merger Consideration or otherwise. Houlihan Lokey did not express any opinion, counsel or interpretation regarding matters that require legal, regulatory, environmental, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Board, on the assessments by the Board, TWO and their respective advisors, as to all legal, regulatory, environmental, accounting, insurance, tax and other similar matters with respect to TWO, CCM and the CCM Merger or otherwise.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to TWO or the CCM Merger and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the Projections and the implied per share value reference ranges indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of TWO. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was only one of many factors considered by the Board in evaluating the CCM Merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the Amended CCM Merger Consideration or of the views of the Board or TWO management with respect to the CCM Merger or the Amended CCM Merger Consideration. Under the terms of its engagement by TWO, neither Houlihan Lokey’s opinion nor any other advice or services rendered by it in connection with the proposed CCM Merger or otherwise, should be construed as creating, and Houlihan Lokey should not be deemed to have, any fiduciary duty to, or agency relationships with, the Board, TWO, CCM, any security holder or creditor of TWO or CCM or any other person, regardless of any prior or ongoing advice or relationships. The type and amount of consideration payable in the CCM Merger were determined through negotiation between TWO and CCM, and the decision to enter into the CCM Merger Agreement was solely that of the Board.

Material Financial Analyses

In preparing its opinion to the Board, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.

The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the Board on April 28, 2026. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

Unless the context indicates otherwise, share prices used in the selected companies analysis described below were based on the closing price of the common stock of the selected companies listed below as of April 27, 2026, and transaction values for the selected transactions analysis described below were based on the announced transaction equity price and other public information available at the time of the announcement. The estimates of the future financial performance of TWO relied upon for the financial analyses described below were based on the Projections. The estimates of the future financial performance of the selected companies listed below were based on publicly available research analyst estimates for those companies.

Selected Companies Analysis. Houlihan Lokey reviewed certain financial data for selected companies with publicly traded equity securities that Houlihan Lokey deemed relevant. The financial data reviewed included stock price as a multiple of tangible book value per share as of the most recent quarter for which financial information was available (“Price / MRQ Tangible Book Value Per Share”).

The selected companies and corresponding financial data were:

	Price/MRQ Tangible Book Value Per Share
Annaly Capital Management, Inc.	1.15	x
Rithm Capital Corp.	0.89	x
PennyMac Mortgage Investment Trust	0.79	x
Cherry Hill Mortgage Investment Corporation	0.75	x
High	1.15	x
Mean	0.90	x
Median	0.84	x
Low	0.75	x

Taking into account the results of the selected companies analysis, Houlihan Lokey applied a selected range of 0.75x to 1.10x to TWO’s tangible book value per share as of March 31, 2026. The selected companies analysis indicated an implied value reference range of $7.73 to $11.33 per share of TWO Common Stock, as compared to the Amended CCM Merger Consideration of $11.30 per share of TWO Common Stock in the CCM Merger pursuant to the CCM Merger Agreement.

Selected Transactions Analysis. Houlihan Lokey considered certain financial terms of certain transactions involving target companies that Houlihan Lokey deemed relevant. The financial data reviewed included transaction value as a multiple of Tangible Book Value and the selected transactions and corresponding financial data were:

Date Announced	Target	Acquiror	Transaction Value/ Tangible Book Value
May 2023	Arlington Asset Investment Corp.	Ellington Financial Inc.	0.74	x
November 2021	Mosaic RE Structured Finance Funds	Ready Capital Corporation	0.85	x
July 2021	Capstead Mortgage Corporation	Benefit Street Partners Realty Trust, Inc.	1.16	x
December 2020	Anworth Mortgage Asset Corporation	Ready Capital Corporation	0.97	x
November 2018	Owens Realty Mortgage, Inc.	Ready Capital Corporation	0.96	x
May 2018	MTGE Investment Corp.	Annaly Capital Management, Inc.	1.00	x
April 2018	CYS Investments, Inc.	Two Harbors Investment Corp.	1.05	x

	Transaction Value/ Tangible Book Value
High	1.16	x
Mean	0.96	x
Median	0.97	x
Low	0.74	x

Taking into account the results of the selected transactions analysis, Houlihan Lokey applied a selected multiple range of 0.95x to 1.15x to TWO’s tangible book value per share as of March 31, 2026. The selected transactions analysis indicated an implied value reference range of $9.79 to $11.85 per share of TWO Common Stock, as compared to the Amended CCM Merger Consideration of $11.30 per share of TWO Common Stock in the CCM Merger pursuant to the CCM Merger Agreement.

Discounted Cash Flow Analysis. Houlihan Lokey performed a discounted cash flow analysis of TWO based on the Projections. Houlihan Lokey applied a range of terminal value multiples of 0.75x to 1.10x to TWO’s estimated 2030E tangible book value per share and discount rates ranging from 10.5% to 12.5%. The discounted cash flow analysis indicated an implied per share value reference range of $8.69 to $11.07 per share of TWO Common Stock, as compared to the Amended CCM Merger Consideration of $11.30 per share of TWO Common Stock in the CCM Merger pursuant to the CCM Merger Agreement.

Other Matters

Houlihan Lokey was engaged by TWO to act as its financial advisor in connection with a possible merger, consolidation, business combination, sale or other similar transaction. TWO engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to provide financial advisory services in connection with mergers, acquisitions, divestitures, leveraged buyouts, financings and financial restructurings. Pursuant to its engagement by TWO, Houlihan Lokey is entitled to a transaction fee based on the value of the CCM Merger, which fee is currently estimated to be approximately $13,000,000 and is contingent upon the consummation of the CCM Merger (the “Transaction Fee”). Houlihan Lokey also became entitled to a fee of $625,000 upon Houlihan Lokey’s delivery of its opinion to the Board, 50% of which is creditable against the Transaction Fee, a fee of $625,000 upon Houlihan Lokey’s delivery of its opinion to the Board in connection with the signing of the Original CCM Merger Agreement, 50% of which is creditable against the Transaction Fee, a fee of $500,000 upon Houlihan Lokey’s engagement by TWO, all of which is creditable against the Transaction Fee, and $1,250,000 upon Houlihan Lokey’s delivery of its opinion to the Board in connection with the proposed UWMC merger, all of which is creditable against the Transaction Fee. TWO has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, TWO, CCM, or any other party that may be involved in the CCM Merger and their respective affiliates or security holders or any currency or commodity that may be involved in the CCM Merger.

Houlihan Lokey and certain of its affiliates have in the past provided, and are currently providing, investment banking, financial advisory and/or other financial or consulting services to TWO, CrossCountry, and certain minority investors in CrossCountry, including Ares Management Corporation (“Ares”), or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, Ares (collectively, with Ares, the “Ares Group”), and Radcliff Companies (“Radcliff”), or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, Radcliff (collectively, with Radcliff, the “Radcliff Group”), for which Houlihan Lokey and its affiliates have received, and expect to receive, compensation, including, among other things, during the two years prior to the date of its opinion, (i) with respect to TWO, (a) having acted as financial advisor to TWO in connection with the proposed UWMC merger and (b) having provided certain financial advisory services to TWO in connection with its review of strategic alternatives and consideration of strategic transactions, for which Houlihan Lokey and its affiliates have received aggregate compensation of approximately $3,725,000, (ii) with respect to CrossCountry, having provided valuation advisory services to CrossCountry in connection with financial reporting and other internal purposes unrelated to the CCM Merger for which Houlihan Lokey and its affiliates have received or will receive aggregate compensation of less than $200,000, (iii) with respect to the Ares Group, (1)(a) having acted as financial advisor to Ares as an investor in Frontier Communications in connection with its acquisition by Verizon, which closed in January 2026 and (b) having acted as financial advisor to Potomac Energy Center, LLC, then a member of the Ares Group, in connection with its sale transaction, which closed in August 2025, for which Houlihan Lokey and its affiliates have received aggregate compensation of approximately $11 million, and (2) having provided and currently providing various valuation and financial advisory services to members of the Ares Group for financial reporting, transaction and other purposes unrelated to the CCM Merger, for which Houlihan Lokey and its affiliates have received aggregate compensation of approximately $13 to 14 million and which Houlihan Lokey could potentially receive a similar amount over the next two years, and (iv) with respect to the Radcliff Group, having provided valuation advisory services to Radcliff in connection with financial reporting purposes for which Houlihan Lokey and its affiliates have received aggregate compensation of less than $550,000. In addition, Houlihan Lokey is in the process of being retained, subject to the negotiation and execution of an engagement agreement, to provide certain investment banking and financial advisory services to a portfolio company of the Ares Group in connection with a potential transaction unrelated to the CCM Merger, which fee cannot be currently quantified, though if Houlihan Lokey were so engaged and such transaction were to be consummated, Houlihan Lokey could receive compensation similar to or in excess of the fees payable to Houlihan Lokey for the rendering of its services to TWO. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to TWO, CCM, CrossCountry, members of the Ares Group, members of the Radcliff Group, other participants in the CCM Merger or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of its and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Ares, Radcliff, other participants in the CCM Merger or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with members of the Ares Group, members of the Radcliff Group, other participants in the CCM Merger or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates have in the past acted, are currently acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that have included or represented and include or represent, directly or indirectly, or may be or have been adverse to, TWO, CCM, CrossCountry, members of the Ares Group, members of the Radcliff Group, other participants in the CCM Merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Update to Interests of TWO’s Directors and Executive Officers in the CCM Merger

In light of the increased Amended CCM Merger Consideration contemplated by the Amendment, the following information supplements the information contained in the section entitled “The CCM Merger—Interests of TWO’s Directors and Executive Officers in the CCM Merger” beginning on page 50 of the definitive proxy statement with the following:

Overview

In considering the recommendation of the Board to approve the CCM Merger Proposal and the Non-Binding Compensation Advisory Proposal, TWO common stockholders should be aware that TWO’s directors and executive officers have interests in the CCM Merger that may be different from, or in addition to, the interests of TWO common stockholders generally. These interests are described in more detail below and, with respect to the named executive officers of TWO, are quantified in the tables below.

The Board was aware of, and considered the interests of, TWO’s directors and executive officers in evaluating and reaching its decision to approve the CCM Merger and the transactions contemplated by the CCM Merger Agreement, in determining that such transactions are advisable, fair and in the best interests of TWO’s common stockholders, and in resolving to recommend that TWO’s common stockholders vote to approve the CCM Merger Proposal and the Non-Binding Compensation Advisory Proposal.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

1.	The Effective Time occurs on March 31, 2026, which is the assumed date of the Effective Time solely for purposes of the disclosure in this section.

2.
Each executive officer experiences a termination of employment by TWO or its successor without “cause” or by the officer for “good reason” (as such terms are defined in the Severance Benefits Plan) immediately following the Effective Time.

3.	The relevant per share value of TWO Common Stock is equal to the Amended CCM Merger Consideration ($11.30 per share).

Treatment of TWO Equity Awards

At the Effective Time and in accordance with the CCM Merger Agreement, each restricted stock unit in respect of shares of TWO Common Stock granted by TWO with only time-based vesting requirements (each, a “TWO RSU”) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, be cancelled and converted into only the right to receive the Amended CCM Merger Consideration with respect to each share of TWO Common Stock subject to such TWO RSU immediately prior to the Effective Time.

At the Effective Time and in accordance with the CCM Merger Agreement, each performance share unit in respect of shares of TWO Common Stock granted by TWO with any performance-based vesting requirements (each, a “TWO PSU”) that is outstanding as of immediately prior to the Effective Time, shall, automatically and without any action on the part of the holder thereof, be cancelled and converted into only the right to receive the Amended CCM Merger Consideration with respect to each share of TWO Common Stock subject to such TWO PSU immediately prior to the Effective Time that is earned and vested assuming achievement of the applicable performance criteria at the greater of (i) target performance and (ii) actual performance determined by the Board (as constituted immediately prior to the Effective Time) as if the Closing Date was the last day of the applicable performance period.

At the Effective Time and in accordance with the CCM Merger Agreement, each share of restricted TWO Common Stock granted by TWO (each, a “TWO RSA”) that is outstanding as of immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, be fully vested, and each holder of such TWO RSAs shall have the right to receive the Amended CCM Merger Consideration with respect to each share of TWO Common Stock that so vests.

Payment of the Amended CCM Merger Consideration in respect of TWO RSUs and TWO PSUs will be made without interest and less applicable withholdings, as soon as reasonably practicable, but no later than 15 calendar days, after the Effective Time.

TWO’s executive officers currently hold TWO RSUs and TWO PSUs, and Mr. Greenberg also holds TWO RSAs. TWO’s non-employee directors currently hold TWO RSUs.

For an estimate of the amounts that would be payable to each of TWO’s named executive officers (each, individually, a “NEO” and collectively, the “NEOs”) in respect of their outstanding TWO Equity Awards upon the completion of the CCM Merger, see the section entitled “—Quantification of Payments and Benefits to TWO’s Named Executive Officers” below. The estimated aggregate value payable in respect of TWO Equity Awards held by TWO’s one executive officer who is not a current NEO is $862,201, and the estimated aggregate value payable in respect of TWO RSUs held by TWO’s eight (current and former) non-employee directors is $965,280. Depending upon when the CCM Merger is completed, certain TWO Equity Awards that were outstanding as of the date of the definitive proxy statement may vest and be settled pursuant to their terms, independent of the CCM Merger. The actual value payable in respect of the TWO Equity Awards therefore cannot be determined with any certainty until the CCM Merger is completed.

Directors’ and Officers’ Indemnification and Insurance

The CCM Merger Agreement generally provides that, for a period of six years from the Effective Time, CCM and the surviving company will indemnify all present and former directors, officers and fiduciaries of any employee benefit plan of TWO or any of its subsidiaries, or those who served at the request of TWO, or any of its subsidiaries, as an officer, director, or fiduciary of any employee benefit plan of any of TWO’s subsidiaries for losses, claims, damages, costs, fines, penalties, expenses, liabilities or judgments or amounts that are based, in whole or in part, on the fact that such person is or was a director, officer or fiduciary of an employee benefit plan of TWO or any of its subsidiaries, or serving at the request of TWO or any of its subsidiaries as a director, officer or fiduciary of an employee benefit plan (including, without limitation, the transactions contemplated by the CCM Merger Agreement) to the fullest extent permitted under applicable law.

In addition, the CCM Merger Agreement also generally requires CCM and the surviving company to maintain, for a period of six years from the Effective Time, “tail” director and officer liability coverage for the benefit of the directors and officers of TWO and its subsidiaries without reduction of existing coverage under, and having terms not less favorable to the insured persons than, the director and officer liability insurance coverage currently maintained by TWO (as long as the annual premium does not exceed 300% of the annual premium under TWO’s existing policies).

Severance Benefits Plan

TWO maintains the Two Harbors Investment Corp. Severance Benefits Plan (as amended and restated, the “Severance Benefits Plan”), which covers its executive officers and certain other key employees. Upon a termination of an executive officer’s employment by TWO (or its successor) without “cause” or upon a termination of employment by the executive officer for “good reason” (as described below) within two years following a change of control of TWO (a “Qualifying Termination”), such executive officers would be entitled to the following benefits under the Severance Benefits Plan:

•
a cash severance payment equal to 2.5 times the executive officer’s compensation in the case of TWO’s CEO, Mr. Greenberg, or 2 times the executive officer’s compensation, in the case of TWO’s other non-CEO executive officers, paid in substantially equal installments in accordance with payroll procedures. For these purposes, “compensation” generally means the sum of: (i) the participant’s annualized base salary (either at termination or on the date of the change in control, if higher), plus (ii) the participant’s target bonus opportunity (either at the time of termination or during the year of the change in control, if higher);

•
a pro-rata annual cash incentive award for year of termination, assuming achievement of any individual performance metrics at the “target” level, and the achievement of any corporate performance metrics at the greater of the “target” or actual levels, paid in a lump sum at the time cash incentives are normally paid;

•	fully subsidized health, dental, and vision COBRA coverage for up to 18 months following the executive officer’s termination; and

•	up to $25,000 in outplacement services.

The Severance Benefits Plan also provides for the reimbursement of participants’ legal fees in disputes regarding the Severance Benefits Plan during the two-year period following a change of control, regardless of the outcome, provided the claim was not frivolous or maintained in bad faith. The CCM Merger is expected to constitute a “change of control” for purposes of the Severance Benefits Plan. During the two-year period following a change of control of TWO, TWO is prohibited from terminating or amending the Severance Benefits Plan if such amendments would adversely affect employees covered by the Severance Benefits Plan. For purposes of the Severance Benefits Plan:

•
“Cause” generally means: (i) engaging in willful or gross misconduct in the performance of participant’s duties to TWO; (ii) engaging in willful or gross neglect in the performance of one’s duties to TWO; (iii) repeatedly and willfully failing to adhere to the reasonable directions of superiors or the Board or repeatedly and willfully violating the material written policies of TWO or its affiliates; (iv) committing acts satisfying the elements of (A) any felony, (B) any crime of moral turpitude, deceit, dishonesty or fraud, or (C) any crime involving TWO or its affiliates; (v) engaging in fraud, misappropriation, or embezzlement; (vi) a material breach by the participant of any employment, confidentiality, assignment of inventions or restrictive covenants agreement (if any) with TWO; or (vii) engaging in any act or omission of willful misconduct or gross negligence which results in actual and material harm to the business or financial reputation of TWO or its affiliates.

•
“Good reason” generally means, subject to certain notice and cure rights, and without the participant’s written consent: (i) the material diminution or reduction of the participant’s authority, duties or responsibilities (provided that: (A) the material diminution or reduction is not the result of substantial underperformance of the participant’s duties or responsibilities, as reasonably determined in good faith by TWO or the plan administrator; and (B) neither the participant’s change of title, nor a change in the person or entity to whom a participant reports, shall by themselves constitute a material diminution or reduction); (ii) TWO’s relocation of the participant’s principal work location assignment by more than 50 miles from the participant’s then current assigned principal work location; (iii) material reduction of base salary or target incentive compensation opportunity (exclusive of any across the board reductions); or (iv) material breach by TWO of any written employment agreement between a participant and TWO or its affiliates.

Benefits under the Severance Benefits Plan are subject to a “best net” cutback with respect to Section 280G of the Code, whereby, in the event that it is determined that any payment or benefit would constitute a “parachute payment” within the meaning of Section 280G of the Code, such payments and benefits may be reduced to the extent necessary so that no portion of the payment or benefit, as so reduced, is subject to excise tax under Section 4999 of the Code (provided that the payment of such reduced amount results in the receipt by the executive of a greater after-tax payment than if the payment was simply made to the executive in full).

A participant’s entitlement to severance benefits under the Severance Benefits Plan is generally conditioned on his or her execution and non-revocation of a separation and release agreement that includes (among other things) customary restrictive covenants, as well as a customary release of claims in favor of TWO (or its successor).

For estimates of the amounts that would be payable to each of TWO’s NEOs pursuant to the Severance Benefits Plan upon a Qualifying Termination of employment that occurs immediately following the Effective Time, see the section entitled “—Quantification of Payments and Benefits to TWO’s Named Executive Officers” below. The estimated aggregate amount that would be payable to TWO’s one executive officer who is not an NEO under the Severance Benefits Plan upon a Qualifying Termination of employment that occurs immediately following the Effective Time (assuming the effective time occurs on March 31, 2026) is $1,673,973. The quantifications set forth in this paragraph are based upon compensation levels in effect as of the date of the definitive proxy statement and COBRA premiums in effect on March 31, 2026.

Bonus Amounts

Pursuant to the CCM Merger Agreement, any cash bonus, sales and other incentive plan amounts with respect to the performance period in which the Effective Time occurs will be paid to the eligible employees in a prorated amount assuming achievement at the greater of target or actual level of performance as of the date of the CCM Merger. Such amounts are to be paid at the time such bonus, sales or incentive amounts would normally be paid. A portion of the executive officers’ compensation includes an annual cash incentive that is subject to this requirement, and as a result, the executive officers will be entitled to receive a prorated annual cash incentive for the performance period in which the effective time occurs. If the Effective Time occurs on March 31, 2026 and assuming achievement of target performance, the estimated aggregate amount that would be payable to TWO’s 6 current executive officers is $1,266,164.

Other Compensation Matters

In addition to the payments, benefits, and actions described above and below, under the terms of the CCM Merger Agreement, TWO may take certain compensatory actions prior to the completion of the CCM Merger that will affect TWO’s directors and executive officers, although determinations related to such actions have not been made as of the date of the definitive proxy statement or this proxy supplement and the impact of such actions is not reflected in the amounts estimated above and in the section entitled “—Quantification of Payments and Benefits to TWO’s Named Executive Officers” below. Among other actions, TWO may make certain ordinary-course equity grants to its executive officers, grant cash-based retention awards, and take certain additional actions for tax planning purposes with respect to Sections 280G and 4999 of the Code.

Quantification of Payments and Benefits to TWO’s Named Executive Officers

This section, including the table below entitled “Golden Parachute Compensation,” along with its footnotes, sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for the NEOs that is based on or otherwise relates to the CCM Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the compensation payable to the NEOs identified in TWO’s proxy statement filed in connection with TWO’s 2025 annual meeting of its stockholders that is related to the CCM Merger. The same NEOs (other than Mary Riskey, who departed the Company during 2024) were identified in Part III of TWO’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2025, filed with the SEC on April 27, 2026.

This includes TWO’s principal executive officer, principal financial officer, the three other most highly compensated executive officers who were serving as executive officers as of the end of TWO’s 2024 fiscal year, and one additional individual who would have been among such three most highly compensated executive officers but for the fact that she was no longer serving as an executive officer at fiscal year-end. For purposes of the below disclosure, we refer to NEOs who are employed with TWO as of the date of this proxy statement as the “current NEOs.” The “golden parachute” compensation payable to the NEOs is subject to a non-binding advisory vote of TWO’s common stockholders.

The amounts indicated below are estimates of amounts that would be payable to the NEOs, and such estimates are based on assumptions that may or may not actually occur, including assumptions described in the definitive proxy statement and this proxy supplement. Some of the assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by any NEO may differ in material respects from the amounts set forth below.

The amounts indicated below do not attempt to quantify any reduction that may be required as a result of the Code Section 280G “best net” cutback, or any legal fees that may be owing to an NEO in the event of a dispute regarding their benefits under the Severance Benefits Plan, in each case as described above under “—Severance Benefits Plan.” In addition, the table below does not include amounts that TWO’s NEOs were already entitled to receive or vested in as of the date of the definitive proxy statement.

Assumptions

Unless otherwise indicated, the amounts set forth in the table below have been calculated assuming that:

1.	the Effective Time occurs on March 31, 2026, which is the assumed date of the Effective Time solely for purposes of this CCM Merger-related compensation disclosure;

2.
each NEO experiences a termination of employment by TWO or its successor without “cause” or by the officer for “good reason” (as such terms are defined in the Severance Benefits Plan) immediately following the Effective Time (each, referred to as a “Qualifying Termination”);

3.	the relevant per share value of TWO Common Stock is equal to the Amended CCM Merger Consideration ($11.30 per share);

4.
quantification of the value to be delivered in respect of TWO Equity Awards is calculated based on the unvested TWO Equity Awards held by each current NEO as of March 31, 2026, the latest practicable date before the filing of the definitive proxy statement and this proxy supplement and assumes that such awards remain unvested and outstanding as immediately prior to the Effective Time; and

5.
quantification of severance entitlements is based on each current NEO’s compensation (including base salary and target annual cash incentive opportunity) and benefit levels in effect on March 31, 2026, the latest practicable date to determine such amounts before the filing of this proxy statement.

Depending upon when the CCM Merger is completed, certain awards that are outstanding as of the date hereof and included in the table below may vest pursuant to their terms, independent of the CCM Merger. For a narrative description of the terms and conditions applicable to the payments quantified in the table below, see the sections entitled “— Treatment of TWO Equity Awards” and “—Severance Benefits Plan” above.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
William Greenberg	7,993,151	6,779,492	70,004	14,842,647
William Dellal	2,123,288	856,800	64,347	3,044,435
Nicholas Letica	4,074,521	3,966,707	59,483	8,100,711
Rebecca B. Sandberg	2,516,438	2,189,838	70,004	4,776,280
Robert Rush	1,954,795	1,244,458	70,004	3,269,257
Mary Riskey*	—	410,495	—	410,495

*
Ms. Riskey departed TWO in 2024. Ms. Riskey is not entitled to any payments in connection with the CCM Merger, other than (i) payments in respect of certain TWO RSUs and TWO PSUs held by Ms. Riskey, and (ii) payments which Ms. Riskey may receive in her capacity as a TWO common stockholder, to the extent applicable.

(1)
Cash. The estimated amounts listed in this column include the following cash severance amounts payable to each NEO upon a Qualifying Termination within two years following the Effective Time: (i) a cash severance payment based on a multiple (2.5x for Mr. Greenberg and 2.0x for the other NEOs) of the named executive officer’s base salary and target annual bonus pursuant to the Severance Benefits Plan paid in installments over the severance period (30 months for Mr. Greenberg and 24 months for the other NEOs); and (ii) a pro-rata bonus payment for the year of the Qualifying Termination pursuant to the Severance Benefits Plan, paid in a lump sum at the time such bonuses are normally paid (assuming achievement at target level). Cash severance payments under the Severance Benefits Plan are “double-trigger” in that they would be paid to a current NEO only if such NEO experiences a Qualifying Termination within the time period specified above and are subject to the NEO signing a release of claims and complying with certain restrictive covenants. For additional information see “—Severance Benefits Plan” above. The estimated amounts listed in this column do not include the single-trigger payment of the pro-rata bonus described in “—Bonus Amounts”, above, because the pro-rata bonus payment under the Severance Benefits Plan has been included. The table below provides further information regarding the amounts included in this column for each NEO:

Name	Cash Severance ($)	Pro Rata Bonus ($)	Total ($)
William Greenberg	7,500,000	493,151	7,993,151
William Dellal	2,000,000	123,288	2,123,288
Nicholas Letica	3,770,000	304,521	4,074,521
Rebecca B. Sandberg	2,350,000	166,438	2,516,438
Robert Rush	1,850,000	104,795	1,954,795
Mary Riskey*	—	—	—

(2)
Equity. The amounts listed in this column represent the estimated value of TWO Equity Awards held by each NEO that, as a result of the CCM Merger, will be automatically canceled and converted into the right to receive the Amended CCM Merger Consideration, as set forth in more detail in the table below. With respect to TWO PSUs, these amounts include the value of any dividend equivalent rights credited prior to March 31, 2026. These amounts are all considered “single trigger” benefits because they will vest solely upon a change in control of TWO pursuant to the terms of the CCM Merger Agreement. For additional information, please see the section entitled “—Treatment of TWO Equity Awards” above.

Name	Aggregate Value of Outstanding TWO RSUs ($)	Aggregate Value of Outstanding TWO PSUs ($)	Aggregate Value of Outstanding TWO RSAs ($)	Total ($)
William Greenberg	1,531,195	3,501,384	1,746,912	6,779,491
William Dellal	856,800	—	—	856,800
Nicholas Letica	2,409,036	1,557,671	—	3,966,707
Rebecca B. Sandberg	1,307,670	882,168	—	2,189,838
Robert Rush	720,691	523,766	—	1,244,457
Mary Riskey	79,744	330,751	—	410,495

(3)
Perquisites/Benefits. Benefits in this column include the continuation of subsidized health, dental, and vision COBRA coverage, as well as outplacement services, for each NEO upon a Qualifying Termination within two years following the Effective Time under the Severance Benefits Plan. The current NEOs are eligible for continued health, dental, and vision COBRA coverage for a period of up to 18 months, with full payment of applicable premiums by TWO (or its successor) during such time (Mr. Greenberg – $45,004; Mr. Dellal – $39,347; Mr. Letica – $34,483; Ms. Sandberg – $45,004; and Mr. Rush – $45,004). For purposes of this column, it is assumed that each current NEO will utilize COBRA coverage for 18 months and outplacement services with a total value of $25,000. However, the amount of COBRA coverage and outplacement services actually utilized by an applicable NEO cannot be determined at this time. The amounts for COBRA coverage are based on the COBRA premium in effect on March 31, 2026. The amounts included in this column are “double trigger” payments which become payable only in connection with a Qualifying Termination during the time period specified above and are subject to the NEO signing a release of claims and complying with certain restrictive covenants. For additional information, see “—Severance Benefits Plan.”

Update to Regulatory Approvals Required for the CCM Merger

HSR Act

The CCM Merger is subject to the requirements of the HSR Act, which provide that certain transactions may not be completed until notification and report forms are furnished to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission, and the HSR Act waiting period is terminated or expires. On April 23, 2026, CCM and TWO each received confirmation of the completion of their respective filings required under the HSR Act. The initial 30-day waiting period is scheduled to expire at 11:59 p.m. Eastern Time on May 26, 2026, unless otherwise extended.

Additional Regulatory Conditions to Closing

The completion of the CCM Merger is further conditioned upon (i) obtaining the consents or approvals of or providing notice to, as applicable, Fannie Mae, Freddie Mac, Ginnie Mae, the U.S. Department of Veterans Affairs and the U.S. Department of Agriculture and (ii) as a result of the contemplated change in ownership of TWO, obtaining consents from or providing notice to the states in which TWO operates in accordance with such state regulatory requirements. With respect to such regulatory approvals, all filings with respect to licenses requiring prior approval have been submitted, with 21 out of the required 53 approvals already obtained as of the date of this proxy supplement.

Litigation Relating to the CCM Merger

On April 17, 2026, a purported stockholder of TWO filed a complaint related to the events described in the definitive proxy statement. The Koblentz Lawsuit asserts claims against TWO and its directors for allegedly violating Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder by disseminating and/or causing to be disseminated an allegedly materially incomplete and misleading proxy statement. The Koblentz Lawsuit seeks the following: preliminary injunctive relief preventing the Defendants from proceeding with a stockholder vote on the CCM Merger or consummating the CCM Merger until TWO issues corrective disclosures to address the alleged deficiencies in the definitive proxy statement; rescission of the CCM Merger or rescissory damages if the CCM Merger is consummated prior to entry of final judgment by the court; an accounting of any damages suffered as a result of the Defendants’ alleged wrongdoing; and litigation costs (including attorneys’ and expert fees and expenses).

TWO believes that the claims asserted in the Koblentz Lawsuit are without merit and intends to defend itself vigorously.

SUMMARY OF AMENDMENT TO THE CCM MERGER AGREEMENT

On April 28, 2026, TWO, CCM and Merger Sub entered into the Amendment to amend the Original CCM Merger Agreement. The definitive proxy statement includes the Original CCM Merger Agreement attached as Annex A, and also includes a summary of the Original CCM Merger Agreement, beginning on page 58 of the definitive proxy statement. Capitalized terms used in this proxy supplement but not otherwise defined will have their respective meanings set forth in the definitive proxy statement.

The following is a summary of the material terms of the Amendment. This summary does not purport to be complete and may not contain all of the information about the Amendment that is important to you. The summary of the material terms of the Amendment below and elsewhere in this proxy supplement is qualified in its entirety by reference to the Amendment, a copy of which is attached to this proxy supplement as Annex A. You are urged to read this proxy supplement, the annexes to this proxy supplement, including the Amendment, and the documents referred to herein, carefully and in conjunction with the definitive proxy statement, the annexes to the definitive proxy statement, including the Original CCM Merger Agreement, and the documents incorporated by reference therein, in their entirety for a more complete understanding of the CCM Merger.

The Amendment and this summary of its terms have been included in this proxy supplement to provide you with information regarding the terms of the CCM Merger. They are not intended to provide you with any other factual or financial information about TWO or CCM or any of their respective affiliates or businesses. Information about TWO and CCM can be found elsewhere in the definitive proxy statement and this proxy supplement and in the other filings that TWO has made with the SEC, which are available without charge on the SEC’s website at www.sec.gov.

Update to Consideration for the CCM Merger

Pursuant to the terms of the CCM Merger Agreement, as amended by the Amendment, at the Effective Time, by virtue of the CCM Merger and without any action on the part of TWO, CCM, Merger Sub or any of their respective securities holders, each share of TWO Common Stock (other than shares of TWO Common Stock held by CCM or Merger Sub or by any wholly owned subsidiary of CCM, Merger Sub or TWO) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Amended CCM Merger Consideration of an amount in cash, without interest, equal to $11.30 per share, an increase of $0.50 per share over the $10.80 per share consideration under the Original CCM Merger Agreement.

The Amended CCM Merger Consideration will be equitably adjusted to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, reclassification, recapitalization or other like change with respect to the TWO Common Stock outstanding prior to the Effective Time.

New Closing Condition Regarding Business Permits

The Amendment adds a new closing condition for the benefit of TWO, requiring that consents with respect to certain business permits relating to TWO’s mortgage origination and servicing businesses shall have been obtained prior to the Effective Time. Other than the addition of this new closing condition, the conditions to the consummation of the CCM Merger remain as described in the definitive proxy statement.

Update to Termination Fee

If the CCM Merger Agreement is terminated by (i) CCM following a change of the Board Recommendation in relation to the CCM Merger Proposal, or (ii) TWO in order to enter into a definitive agreement with respect to a Superior Proposal, then in each case, TWO will pay CCM the Company Termination Fee equal to $50.0 million, concurrently with or promptly after such termination.

TWO must also pay CCM the Company Termination Fee if (i) CCM or TWO terminates the CCM Merger Agreement as a result of the failure to obtain the required approval of the TWO common stockholders, (ii) a Competing Proposal was publicly disclosed and not publicly withdrawn prior to the date of the special meeting, and (iii) within 12 months after the date of such termination any Competing Proposal is consummated or TWO enters into a definitive agreement with respect to such Competing Proposal and subsequently consummates such Competing Proposal.

In addition, TWO must pay CCM a refund of the $25.4 million termination fee paid by CCM on behalf of TWO in connection with the termination of the previously disclosed merger agreement with UWMC if (i) CCM terminates the CCM Merger Agreement as a result of a material breach by TWO of its covenants or representations (a “Terminable Breach”), or (ii) the Company Termination Fee is otherwise payable as a result of UWMC or any of its affiliates entering into an agreement providing for a Superior Proposal. In the case of a Terminable Breach, the UWM Termination Fee Refund is payable within three business days of such termination, even if the Company Termination Fee is not separately payable in that circumstance.

For the avoidance of doubt, TWO will not be obligated to pay the Company Termination Fee or the UWM Termination Fee Refund on more than one occasion each, even if more than one triggering event or provision would otherwise apply.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy supplement may contain “forward-looking statements,” including certain plans, expectations, goals, projections and statements about the CCM Merger, TWO’s and CCM’s plans, objectives, expectations and intentions, the expected timing of completion of the CCM Merger, the ability of the parties to complete the CCM Merger considering the various closing conditions; and other statements that are not historical facts. Such statements are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included in this proxy statement that address activities, events or developments that TWO or CCM expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “estimate,” “plan,” “continue,” “intend,” “could,” “foresee,” “should,” “would,” “may,” “will,” “guidance,” “look,” “outlook,” “goal,” “future,” “assume,” “forecast,” “build,” “focus,” “work,” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. TWO’s ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although TWO believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that their expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this proxy statement. These include, among other things:

•	the expected timing and likelihood of completion of the CCM Merger;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the CCM Merger;

•
the potential failure to receive, on a timely basis or otherwise, the required approvals of the CCM Merger, including stockholder approval by TWO stockholders, and the potential failure to satisfy the other conditions to the consummation of the CCM Merger in a timely manner or at all;

•	risks related to disruption of management’s attention from ongoing business operations due to the proposed CCM Merger;

•	the risk that any announcements relating to the CCM Merger could have adverse effects on the market price of TWO Common Stock;

•	the risk that the CCM Merger and its announcement could have an adverse effect on the ability of TWO to retain and hire key personnel and the effect on TWO’s operating results and business generally;

•	the outcome of any legal proceedings relating to the CCM Merger, including stockholder litigation in connection with the CCM Merger;

•	the risk that restrictions during the pendency of the CCM Merger may impact TWO’s ability to pursue certain business opportunities or strategic transactions;

•	that TWO may be adversely affected by other economic, business or competitive factors;

•	changes in future loan production;

•	the availability of suitable investment opportunities;

•	changes in interest rates;

•	changes in the yield curve;

•	changes in prepayment rates;

•	the availability and terms of financing;

•	general economic conditions and market conditions;

•	conditions in the market for mortgage-related investments; and

•	legislative and regulatory changes that could adversely affect TWO’s business.

All such factors are difficult to predict and are beyond the control of TWO and CCM, including those detailed in TWO’s annual reports on Form 10-K, as amended, quarterly reports on Form 10-Q and periodic reports on Form 8-K that are available on TWO’s website at www.twoinv.com/investors and on the SEC’s website at www.sec.gov.

Each of the forward-looking statements of TWO are based on assumptions that TWO believes to be reasonable but that may not prove to be accurate. Any forward-looking statement speaks only as of the date on which such statement is made, and TWO does not undertake any obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

All forward-looking statements, expressed or implied, included in this proxy supplement are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that TWO or persons acting on its behalf may issue.

IMPORTANT INFORMATION AND WHERE TO FIND IT

In connection with the CCM Merger, TWO filed with the SEC the definitive proxy statement on April 20, 2026. TWO commenced mailing of the definitive proxy statement on or about April 20, 2026. The CCM Merger will be submitted to the TWO common stockholders for their approval. TWO may also file other documents with the SEC regarding the CCM Merger. The definitive proxy statement contains important information about the CCM Merger and related matters. This proxy supplement is not a substitute for the definitive proxy statement or any other documents that TWO may file with the SEC or send to its stockholders in connection with the CCM Merger. INVESTORS AND SECURITY HOLDERS OF TWO ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE CCM MERGER (INCLUDING ALL OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS) CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE CCM MERGER AND RELATED MATTERS. Investors and security holders may obtain a free copy of the definitive proxy statement and all other documents filed or that will be filed with the SEC by TWO on the SEC’s website at www.sec.gov. Copies of documents filed with the SEC by TWO will be made available free of charge on TWO’s website at www.twoinv.com/investors or by directing a request to: Two Harbors Investment Corp., 1601 Utica Avenue South, Suite 900, St. Louis Park, MN 55416, Attention: Investor Relations.

PARTICIPANTS IN THE SOLICITATION

TWO and its directors, executive officers and certain other members of management and employees of Two Harbors may be deemed to be “participants” in the solicitation of proxies from the TWO stockholders in connection with the CCM Merger. Security holders can find information about TWO and its directors and executive officers and their ownership of TWO Common Stock in the definitive proxy statement. Please also refer to the sections in TWO’s Form 10-K/A filed with the SEC on April 27, 2026 captioned “Compensation Discussion and Analysis,” “Summary Compensation Table” and “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.” Any changes in the holdings of TWO’s securities by its directors or executive officers from the amounts described in the Form 10-K/A have been reflected in Statements of Change in Ownership on Form 4 filed with the SEC subsequent to the filing date of the Form 10-K/A and are available on the SEC’s website at www.sec.gov. Additional information regarding the interests of such individuals in the CCM Merger is included in the definitive proxy statement relating to the CCM Merger. Free copies of these documents may be obtained as described in the preceding paragraph.

Annex A

This FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER, dated April 28, 2026 (this “Amendment”), is entered into by and among CrossCountry Intermediate Holdco, LLC (“Parent”), CrossCountry Merger Corp. (“Merger Sub”) and Two Harbors Investment Corp. (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, on March 27, 2026, the parties hereto entered into the Agreement and Plan of Merger (the “Merger Agreement”).

WHEREAS, the parties hereto desire to amend the terms of the Merger Agreement to reflect certain changes to the Merger Agreement on the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.          Increase to the Merger Consideration. In Section 3.1(a)(i) of the Merger Agreement, the reference to “$10.80” is hereby amended to be “$11.30”.

2.          Increase to the Company Termination Fee. In the definition of “Company Termination Fee” in the Merger Agreement, the reference to “$25,400,000.00” is hereby amended to be “$50,000,000”.

3.          Amendment to UWM Termination Fee Refund. Section 8.3(c) of the Merger Agreement is amended and restated to be as follows:

“(c)            If this Agreement is validly terminated (i) by Parent pursuant to a Terminable Breach by the Company pursuant to Section 8.1(b)(iii), or (ii) pursuant to any circumstance in which the Company Termination Fee is payable by the Company to Parent as a result of UWM or an affiliate thereof entering into an agreement providing for a Company Superior Proposal, then the Company shall pay or cause to be paid to Parent (or as directed by Parent) a termination fee, in return for the payment by Parent of the UWM Termination Fee, in an amount equal to the UWM Termination Fee (the “UWM Termination Fee Refund”), (A) in the case of a termination by the Company pursuant to Section 8.1(d), contemporaneously with such termination, and (B) in all other circumstances in which the Company Termination Fee is payable by the Company to Parent, or upon a valid termination of this Agreement by Parent pursuant to a Terminable Breach by the Company pursuant to Section 8.1(b)(iii), within three Business Days following such termination.”

4.          Closing Condition with Respect to Business Permits. A new Section 7.3(d) as set forth below is hereby added to the Merger Agreement:

“(d)            Business Permit Consents. Each of the Consents with respect to the Business Permits shall have been obtained.”

5.          References to the Merger Agreement. After giving effect to this Amendment, each reference in the Merger Agreement to “this Agreement”, “hereof”, “hereunder”, “herein” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment, and all references in the Company Disclosure Schedules to “the Agreement” shall refer to the Merger Agreement as amended by this Amendment. All references in the Merger Agreement and the Company Disclosure Schedules to “the date hereof” and “the date of this Agreement” shall refer to March 27, 2026.

6.          Other Miscellaneous Terms. The provisions of Article IX of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

7.          Amendment. Except as expressly amended by this Amendment, the terms of the Merger Agreement shall remain unchanged and continue in full force and effect.

8.          Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Maryland (without giving effect to choice of law principles thereof).

9.          Counterparts. This Amendment may be executed by facsimile and in counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

.

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The parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

CrossCountry Intermediate Holdco, LLC

By:	/s/ Ron Leonhardt
Name:	Ron Leonhardt
Title:	Chief Executive Officer

CrossCountry Merger Corp.

By:	/s/ Ron Leonhardt
Name:	Ron Leonhardt
Title:	Chief Executive Officer

Two Harbors Investment Corp.

By:	/s/ William Greenberg
Name:	William Greenberg
Title:	President and Chief Executive Officer

Annex B

[LETTERHEAD OF HOULIHAN LOKEY CAPITAL, INC.]

April 28, 2026

Two Harbors Investment Corp.
1601 Utica Avenue South, Suite 900
St. Louis Park, MN 55416
Attn: Board of Directors

Dear Members of the Board:

We understand that Two Harbors Investment Corp. (the “Company”) intends to enter into an Amendment (the “Amendment”) to the Agreement and Plan of Merger (the “Current Agreement” and, the Current Agreement, as amended by the Amendment, the “Agreement”), dated as of March 27, 2026, among CrossCountry Intermediate Holdco, LLC (“Parent”), CrossCountry Merger Corp., a wholly owned, indirect subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which, among other things, (a) Merger Sub will merge with and into the Company (the “Merger”), (b) the Company will survive the Merger as a wholly owned subsidiary of Parent, (c) each outstanding share of 8.125% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Company Series A Preferred Stock”), of the Company will remain issued and outstanding, (d) each outstanding share of 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Company Series B Preferred Stock”), of the Company will remain issued and outstanding, (e) each outstanding share of 7.25% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Company Series C Preferred Stock” and, together with the Company Series A Preferred Stock and the Company Series B Preferred Stock, the “Company Preferred Stock”), of the Company will remain issued and outstanding, and (f) each outstanding share of common stock, $0.01 par value per share (“Company Common Stock”), of the Company will be converted into the right to receive $11.30 in cash (the “Merger Consideration”).

The Board of Directors (the “Board”) of the Company has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock in the Merger pursuant to the Agreement is fair, from a financial point of view, to such holders.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances.  Among other things, we have:

1.	reviewed the Current Agreement and a draft, dated April 27, 2026, of the Amendment;

2.	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

3.
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections prepared by the management of the Company relating to the Company (the “Projections”);

4.
spoken with certain members of the management of the Company and certain of the Company’s representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Merger and related matters;

5.	compared the financial and operating performance of the Company with that of other companies with publicly traded equity securities that we deemed to be relevant;

6.	considered publicly available financial terms of certain transactions that we deemed to be relevant;

7.
reviewed the current and historical market prices and trading volume for certain of the Company’s publicly traded equity securities, and the current and historical market prices of the publicly traded securities of certain other companies that we deemed to be relevant; and

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. Management of the Company has advised us, and we have at your direction assumed, that the Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company.  At your direction, we have assumed that the Projections provide a reasonable basis on which to evaluate the Company and the Merger, and we have, at your direction, used and relied upon the Projections for purposes of our analyses and this Opinion.  We express no view or opinion with respect to the Projections or the respective assumptions on which they are based.  We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Merger or the Company that would be material to our analyses or this Opinion.  In addition, we have relied upon and assumed, without independent verification, that the final form of the Amendment will not differ in any material respect from the draft of the Amendment identified above.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation.  We did not estimate, and express no opinion regarding, the liquidation value of any entity or business.  We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.  We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.  We are not expressing any view or opinion as to the price or range of prices at which the Company Common Stock or Company Preferred Stock may be purchased or sold, or otherwise be transferable, at any time.

This Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Merger and may not be used for any other purpose without our prior written consent.  This Opinion is not intended to be, and does not constitute, a recommendation to the Board, the Company, any security holder or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, Parent or any other party that may be involved in the Merger and their respective affiliates or security holders or any currency or commodity that may be involved in the Merger.

Houlihan Lokey and certain of its affiliates have in the past provided, and are currently providing, investment banking, financial advisory and/or other financial or consulting services to the Company, CrossCountry Mortgage, LLC (“CrossCountry”) and certain minority investors in CrossCountry, including Ares Management Corporation (“Ares”), or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, Ares (collectively, with Ares, the “Ares Group”), and Radcliff Companies (“Radcliff”), or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, Radcliff (collectively, with Radcliff, the “Radcliff Group”), for which Houlihan Lokey and its affiliates have received, and expect to receive, compensation, including, among other things, during the two years prior to the date of this Opinion (i) with respect to the Company, having acted as financial advisor to the Company in connection with its proposed business combination with UWM Holdings Corporation and having provided certain financial advisory services to the Company in connection with its review of strategic alternatives and consideration of strategic transactions, (ii) with respect to CrossCountry, having provided valuation advisory services to CrossCountry in connection with financial reporting and other internal purposes unrelated to the Merger, (iii) with respect to the Ares Group, (1) having acted as financial advisor to Ares as an investor in Frontier Communications in connection with  its acquisition by Verizon, which closed in January 2026, (2) having acted as financial advisor to Potomac Energy Center, LLC, then a member of the Ares Group, in connection with its sale transaction, which closed in August 2025, and (3) having provided and currently providing various valuation and financial advisory services to members of the Ares Group for financial reporting, transaction and other purposes unrelated to the Merger, and (iv) with respect to the Radcliff Group, having provided valuation advisory services to Radcliff in connection with financial reporting purposes.  In addition, Houlihan Lokey is in the process of being retained, subject to the negotiation and execution of an engagement agreement, to provide certain investment banking and financial advisory services to a portfolio company of the Ares Group in connection with a potential transaction unrelated to the Merger.  Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, Parent, CrossCountry, members of the Ares Group, members of the Radcliff Group, other participants in the Merger or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation.  In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Ares, Radcliff, other participants in the Merger or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with members of the Ares Group, members of the Radcliff Group, other participants in the Merger or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates have in the past acted, are currently acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that have included or represented and include or represent, directly or indirectly, or may be or have been adverse to, the Company, Parent, CrossCountry, members of the Ares Group, members of the Radcliff Group, other participants in the Merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Houlihan Lokey has also acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, the Merger and will receive a fee for such services, a substantial portion of which is contingent upon the consummation of the Merger.  In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Merger. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, the Company, its security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Merger Consideration to the extent expressly specified herein), including, without limitation, the treatment of the Company Preferred Stock in the Merger, (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available for the Company, Parent or any other party, (v) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, Parent, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Merger (other than the Merger Consideration to the extent expressly specified herein), (vii) the solvency, creditworthiness or fair value of the Company, Parent or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Merger Consideration or otherwise. We are not expressing any opinion, counsel or interpretation regarding matters that require legal, regulatory, environmental, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Board, the Company and their respective advisors, as to all legal, regulatory, environmental, accounting, insurance, tax and other similar matters with respect to the Company, Parent, the Merger or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock in the Merger pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Houlihan Lokey Capital, Inc.

HOULIHAN LOKEY CAPITAL, INC.